AGREEMENT AND PLAN OF MERGER

             			   by and among

				SARNIA CORPORATION ("Sarnia")

					 	  and

		          BRESLER & REINER, INC.  ("Parent")

				  		  and

			B & R ACQUISITION, INC. ("Acquistion Co.")



			  		  October 5, 2001

       				  Table of Contents

Article and Section							   Page
-------------------

1.	DEFINITIONS								     2

2.	THE MERGER								     7
	2.01	The Merger						           7
	2.02	Effect of the Merger					     7
	2.03	Consummation of the Merger				     7
	2.04	Charter, Bylaws, Directors and Officers		     8
	2.05	Further Assurances					     8

3.	CONVERSION OF SHARES						     8

	3.01	Merger Consideration, Cash Consideration and
		Note Consideration					     8
	3.02	Conversion of Shares; Issuance of Promissory Note   11
	3.03 	Surrender and Payment					    11
	3.04	Stock Options						    13
	3.05	Conversion of Acquisition Co. Common Stock	    13
	3.06	Dissenting Share					          13
	3.07	Dissenting Shares After Payment of Fair Value	    14
	3.08	Closing of Stock Transfer Books			    14
	3.09	Deliveries at the Closing				    14
	3.10	Obligation to Withhold					    16

4.	TERMINATION OR ABANDONMENT					    16

	4.01	Mutual Agreement						    16
	4.02	Breach of Agreements					    16
	4.03	Failure of Conditions					    17
	4.04	Regulatory Enforcement Matters			    17
	4.05	Fiduciary "Out"						    17
	4.06	Automatic Termination		                      17
	4.07  Effect of Termination 					    17

Article and Section							   Page
-------------------

5.	ADDITIONAL UNDERTAKINGS PRIOR TO CLOSING 	 	          18

	5.01	Business in Ordinary Course				    18
	5.02	HSR Act							    20
	5.03	Breaches							    20
	5.04	Consummation of Agreement				    20
	5.05	No-Shop Clause						    20
	5.06	Interim Operating Reporting				    21
	5.07	Access to Information					    21
	5.08	Long-Term Debt						    22
	5.09	Conversion of Preferred Stock				    22
	5.10	Shareholders Approval					    22
	5.11	Information/Proxy Statement			  	    22
	5.12	Notifications and Consents				    23

6.	CONDITIONS TO THE MERGER					    23

	6.01	Conditions to Obligations of All Parties		    23
	6.02	Conditions Precedent to Parents' Obligations	    23
	6.03	Conditions to Obligations of Sarnia			    25

7.	REPRESENTATIONS AND WARRANTIES OF SARNIA		          25

	7.01	Sarnia Organization; Qualification and Capital
            Stock; Corporate Records                            25
	7.02	Trade Names and Fictitious Names		          27
	7.03	Authorization; No Violations of Laws or
		Agreements, Consents or Defaults			    27
	7.04	Subsidiaries					    	    27
	7.05	Financial Information					    28
	7.06	Absence of Material Changes				    28
	7.07	Licenses; Regulatory Approvals			    28
	7.08	Tax Matters						  	    29
	7.09	Litigation; Claims					    29
	7.10	Properties; Contracts; Leases and Other
		Agreements;Bank Accounts				    30
      7.11	Employee Matters; Benefit Plans; ERISA	          32
	7.12	Title to and Condition of Properties		    34
	7.13	Intellectual Property				   	    35
	7.14	Insurance						  	    35

	7.15	Relationships  						    36
	7.16	Compliance with Laws				    	    36
	7.17	Environmental Matters					    37
	7.18	No Undisclosed Liabilities or Obligations		    37
	7.19	Brokerage							    38
	7.20	Distributions						    38
	7.21	Related Party Transactions				    38
	7.22	Receivables 						    38
	7.23	Statements and Disclosures True and Correct	    38

8.	REPRESENTATIONS AND WARRANTIES OF PARENT                  38

	8.01	Organization						    38
	8.02	Authorization; No Violations of Laws or Agreements  39
	8.03	Brokerage							    39
	8.04	Governmental Consents					    39
	8.05	Litigation; Claims					    39
	8.06	Sufficient Funds						    39
	8.07  Non-Contravention 					    40
	8.08  No Knowledge						    40

9.	REPRESENTATIONS AND WARRANTIES OF ACQUISITION CO.	    40

	9.01	Organization and Qualification			    40
	9.02	Capitalization						    40
	9.03	Authority Relative to Agreement			    40
	9.04	Non-Contravention						    41
	9.05	Governmental Consents					    41
	9.06	No Knowledge						    41
	9.07  Other Matters 						    41

10.	ADDITIONAL UNDERTAKING SUBSEQUENT TO CLOSING	          41

	10.01	Tax Returns							    42
	10.02	Further Assurances					    42
	10.03	Other Documents and Actions				    42
	10.04	Books and Records						    42
	10.05 Director and Officer Indemnification		    42

11.	INDEMNIFICATION 							    42

	11.01	Sarnia Indemnity						    42
	11.02	Conditions of Indemnification for Third Party
            Claims			                            43
	11.03	Limitations on Indemnity				    44
	11.04	Payment of Indemnification Claims			    44
	11.05	Arbitration							    45

12.	MISCELLANEOUS							    45

	12.01	Publicity							    45
	12.02	Return of Documents 					    45
	12.03	Waiver of Jury Trial					    45
	12.04	No Third Party Beneficiaries				    46
	12.05	Binding Effect; Successors and Assigns		    46
	12.06	Assignment							    46
	12.07	Entire Agreement; Modification			    46
	12.08	Costs								    46
	12.09	Interpretation						    46
	12.10	Severability						    47
	12.11	Waiver of Obligations					    47
	12.12	Counterparts and Execution				    47
	12.13	Notices							    48
	12.14	Survival							    50
	12.15	Risk Of Loss						    50
	12.16	Governing Law						    50

                       Index to Disclosure Schedules
                       -----------------------------

3.03(b) Payment to Shareholders	7.11(b) Employee Matters
5.08	  Long-Term Debt			7.11(c) Employment Agreements
6.02(g) Filings and Notices to be 	7.11(d) Benefit Plans
	  Made to Governmental
        Entities 	            	7.11(f) Benefit Liabilities
7.01(b) Qualifications to do 		7.11(n) Reports; Summary Plan
        Business                            Description
7.01(c) Directors; Officers;
        Articles; ByLaws		7.12(a) Encumbrances upon Assets
7.01(d) Shareholders			7.12(b) Condition of Equipment
						7.12(c) Condition of Real Estate
7.01(g) Options, etc.			7.13(a) Intellectual Property
7.02 	  Trade Names and Fictitious
        Names				7.13(b) Obligations -
                                            Intellectual Property
7.03(b) Required Consents		7.13(c) Confidentiality
7.03(c) Material Breaches or 			  Agreements
	  Defaults				7.14	  Insurance
7.04	  Subsidiaries			7.15(b) Complaints
						7.16(a) No Notice of Violation
7.05(a) Financial Statements		7.17(a) Environmental Claims
7.06 	  Material Adverse Changes	7.17(b) Environmental Violations
7.07	  Licenses 				7.18(c) Undisclosed Liabilities
7.08	  Tax Returns			7.19	  Brokerage Arrangements
7.09	  Legal Proceedings		7.20	  Distributions
7.10(b) Personal Property Leases    7.21    Related Party Transactions
7.10(c) Debt				7.22	  Receivables
7.10(d) Agreements to Acquire
	  Assets/Stock			8.03	  Brokerage Arrangements
7.10(e) Other Contracts			8.05	  Legal Proceedings
7.10(f) Survival of Contracts		8.06	  Parent Sufficient Funds
7.10(g) Defaults				9.05	  Consents
7.10(h) Bank Accounts
7.10(i) Rent Rolls
7.10(j) Defaults; Changes in Contracts
7.11(a) Collective Bargaining Agreements

                                Index to Exhibits
                                -----------------

1(bj)	   	Legal Description of Versar Center
2.04	  	Amended and Restated Articles of Incorporation of Sarnia
3.02	  	Form of Promissory Note
3.02(b) 	Form of Escrow Agreement
3.03(a) 	Form of Exchange Agent Agreement
3.09    	Form of Parent's Counsel's Opnion
3.09(c) 	Form of Sarnia's Counsel's Opinion
3.09(c)(xi)	Form of Tenant Estopple Certificate
(ar)		Plan of Merger

	                   AGREEMENT AND PLAN OF MERGER


	THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is made as of the 5th day of October, 2001, by and among SARNIA CORPORATION, a Virginia corporation ("Sarnia"), B & R ACQUISITION, INC., a Virginia corporation ("Acquisition Co."), and BRESLER & REINER, INC., a Delaware corporation ("Parent"). Sarnia and Acquisition Co. are hereinafter sometimes referred to as the "Constituent Corporations" and Sarnia is hereunder sometimes referred to as the "Surviving Corporation".

             	           W I T N E S S E T H:
                             -------------------

	WHEREAS, Sarnia is engaged in the business of owning and managing the Versar Center (the "Business"); and

	WHEREAS, Parent, Acquisition Co. and Sarnia desire that Acquisition Co. merge with and into Sarnia (the "Merger"), upon the terms and subject to the conditions set forth herein and in accordance with the Virginia Stock Corporation Act, VA Code sections 13.1-601 through 13.1-781 (the "Virginia Stock Corporation Act") with the result that the Surviving Corporation shall continue as the surviving corporation and the separate existence of Acquisition Co. (except as it may be continued by operation of law) shall cease; and

	WHEREAS, Parent, Acquisition Co. and Sarnia desire that at the Effective Time (as hereinafter defined) all outstanding shares of the capital stock of Sarnia excluding Dissenting Shares (as hereinafter defined) shall be converted into the right to receive the Merger Consideration (as hereinafter defined), as hereinafter provided; and

	WHEREAS, Parent, Acquisition Co. and Sarnia desire that, immediately after the Effective Time and solely as a result of the Merger, Parent will own all the issued and outstanding shares of the capital stock of Sarnia; and

	WHEREAS, the respective Boards of Directors of Parent, Acquisition Co. and Sarnia have approved the Merger.

	NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

	1.	DEFINITIONS.  The following terms shall have the
meanings set forth below when capitalized herein:

		(a)	"Automatic Termination Date" shall have the
meaning attributed to it in Section 4.06 of this Agreement.

	 	(b)	"Benefit Liability" shall mean any liability or
obligation of Sarnia: (i) that is an accrued but unpaid monetary obligation to make a contribution under any Benefit Plan (other than any amount payable or other consideration that is due to any employee as an incentive or inducement to enter into an employment agreement with Surviving Corporation pursuant hereto); (ii) for accrued vacation pay or accrued sick pay; (iii) for accrued employee wages payable in the ordinary course of business and payroll taxes with respect thereto; (iv) that is due and owing to independent contractors; or (v) for other employee fringe benefits, including without limitation insurance programs (including COBRA obligations), expense reimbursement obligations, continuing education stipends and automobile allowances.

		(c)	"Benefit Plans" shall mean any profit sharing,
group insurance, medical and/or hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus or stock purchase plan, or collective bargaining agreements, contracts or other arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Sarnia or any other employee welfare or benefit agreements, plans or arrangements, as defined in Section 3(3) of ERISA, any plan created in accordance with Section 125 of the Code, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs, established for the benefit of Sarnia's former or current officers, directors or employees including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or agreement.

		(d)	"Books and Records" shall mean: (i) the minute
books containing the minutes of all meetings and written consents of the shareholders and directors (and all committees thereof), shareholder register, stock certificate book and corporate seal of Sarnia and (ii) all books and records of Sarnia for the period prior to the Closing Date, including leases, contracts, agreements, insurance policies, reports, plans, projections and tax, financial and accounting books and records.

		(e)	"Business Day" shall mean any day other than a
Saturday, Sunday or legal holiday in the Commonwealth of Virginia.

		(f)	"Cash Consideration" shall have the meaning
attributed to it in Section 3.01(a)(i) of this Agreement.

		(g)	"Claims" shall have the meaning attributed to
it in Section 7.09 of this Agreement.

		(h)	"Closing" shall mean the satisfaction of the
conditions set forth in Article 6 and deliveries set forth in
Section 3.09 and "Closing Date" shall mean the day on which the parties declare the Closing to have occurred

		(i)	"Closing Balance Sheet" shall have the meaning
attributed to it in Section 3.01(a)(iii).

		(j)	"Code" shall mean the Internal Revenue Code of
1986, as amended.

		(k)	"Damages" shall have the meaning attributed to
it in Section 11.01 of this Agreement.

		(l)	"Default" shall have the meaning attributed to
it in Section 7.10(j) of this Agreement.

            (m) "Disclosure Documents" shall mean all agreements and documents referred to in any of the Disclosure Schedules, together with all other agreements and documents disclosed by Sarnia to Parent during Parent's due diligence investigation conducted prior to the Closing Date, all as made available to Parent at its request.

		(n) 	"Disclosure Schedules" shall mean the Disclosure
Schedules attached to this Agreement, as supplemented as provided herein.

		(o) 	"Disputed Amount" shall have the meaning
attributed to it in Section 11.04(d) of this Agreement.

		(p) "Dissenting Share" shall have the meaning attributed to it in Section 3.06 of this Agreement.

		(q) "Encumbrance" shall mean a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of preemption, third party right or interest or other encumbrance or security interest of any kind or similar right or any other matter affecting title.

		(r) 	"Effective Time" shall mean the time of issuance
by the clerk of the State Corporation Commission of the Commonwealth of Virginia of a certificate of merger with respect to the Merger or such other time as may be specified in the articles of merger referred to in Section 2.03 hereto.

		(s) 	"Environmental Claim" shall mean any claim,
action, cause of action, investigation known by Sarnia or written notice by any Person alleging potential liability (including without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from: (i) the presence, or release of Hazardous Substances at the Versar Center; or
(ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

		(t) 	"Environmental Laws" shall mean all applicable
local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Sarnia have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Responses,
Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Occupational Safety and Health Act, all as amended and in effect at the relevant time

		(u) 	"ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended.

		(v) 	"ERISA Affiliate" shall mean Versar, Inc. or
any trade or business (whether or not incorporated) which, together with such Persons, would be treated as a single employer under Title IV of ERISA or Section 414 of the Internal Revenue
Code.

		(w) 	"Escrow Agent" shall mean such financial
institution reasonably acceptable to Sarnia as shall be designated by Parent prior to the Closing.

		(x) 	"Exchange Agent" shall have the meaning
attributed to it in Section 3.03(a) of this Agreement.

		(y) 	"Financial Statements" shall mean the audited
balance sheets of Sarnia as of June 30, 2000 and June 30, 2001, and the related statements of operations, shareholders' equity and cash flows for the year ended June 30, 2000 and June 30, 2001, certified by Arthur Andersen, LLP ("AA"), the independent certified public accountants retained by Sarnia.

		(z) 	"GAAP" shall mean, at any particular time,
generally accepted accounting principles as then in effect.

		(aa) 	"Hazardous Substances" shall mean any toxic or
hazardous waste, pollutants or substances, including, without limitation, medical or infectious wastes, asbestos containing materials or substances, any substance defined or listed as a "hazardous substance," "toxic substance," "toxic pollutant," or similarly identified substances or mixture, in or pursuant to any Environmental Law.

		(ab) 	"Indemnity Amount" shall have the meaning
attributed to it in Section 3.03(c) of this Agreement.

		(ac) 	"Indemnity Certificate" shall have the meaning
attributed to it in Section 11.04(a) of this Agreement.

		(ad) 	"Information/Proxy Statement" shall have the
meaning attributed to it in Section 5.11 of this Agreement.

		(ae) 	"Intellectual Property" shall mean: (i) any
copyright, trademark, trade name, service mark, service name, logo, corporate name, Internet domain name or industrial design, any registrations thereof and pending applications therefor
(to the extent applicable); (ii) any other intellectual property right and any computer program, software, database or data right); (iii) any rights under licenses (including without limitation license(s) to use specific telephone numbers) relating to any of the foregoing, owned or used by Sarnia; and
(iv) any goodwill associated with any of the foregoing. Intellectual Property shall include without limitation those items set forth on Disclosure Schedule 7.13(a).

		(af)	"Knowledge" or "Knowledge of Sarnia" shall
mean the actual Knowledge (i.e. conscious awareness of facts or other information), based upon reasonable investigation undertaken as the result of the transactions contemplated by this Agreement, of James C. Dobbs, Larry Sinnott, Charles
I. Judkins, Jr., William G. Denbo and Pamela J. John as of the date hereof, and such knowledge does not include constructive knowledge or any information that might have been gained upon further investigation.

		(ag) 	"Law" shall have the meaning attributed to it
in Section 7.16(a) of this Agreement.

		(ah) 	"Legal Proceeding" shall have the meaning
attributed to it in Section 7.09(a) of this Agreement.

		(ai)	"Long-Term Debt" shall have the meaning
attributed to it in Section 5.08(a) of this Agreement.

		(aj)	"Merger Consideration" shall have the
meaning attributed to it in Section 3.01(a) of this Agreement.

		(ak)	"Merger Unit" shall have the meaning
attributed to it in Section 3.01(b)(i) of this Agreement.

		(al)	"Note Consideration" shall have the meaning
attributed to it in Section 3.01(a)(ii) of this Agreement.

		(am)	"Options" shall have the meaning attributed
to it in Section 3.04 of this Agreement.

		(an)	"Parent Material Adverse Effect" shall mean
a material adverse effect on the financial condition, operating results or business of Parent and its subsidiaries.

		(ao)	"Per Share Cash Consideration" shall have the
meaning attributed to it in Section 3.01(b)(ii) of this Agreement.

		(ap)	"Per Share Note Consideration" shall have the
meaning attributed to it in Section 3.01(b)(iii) of this Agreement.

		(aq)	"Person" shall mean an individual, corporation,
partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock company or other similar organization, government or any political subdivision thereof, or any other legal entity.

		(ar)	"Plan of Merger" shall mean the Plan of Merger
hereto as Exhibit (ar).

		(as)	"Promissory Note" shall mean the promissory
note secured by a letter of credit in the form of Exhibit 3.02.

		(at)	"Receivables" shall mean the rents receivable,
trade receivables, notes receivable and other receivables arising out of or related to the operations of Sarnia as of: (i) June 30, 2001, determined in accordance with GAAP and set forth on Disclosure Schedule 7.23.

		(au)	"Related Party" shall have the meaning
attributed to it in Section 7.21 of this Agreement.

		(av)	"Reserves" shall mean those reserves for bad
debts, self-insured risks, risk management, replacements, repairs and unspecified uninsured liabilities, established and maintained by Sarnia and reflected in the Financial Statements. However, the definition of Reserves shall not include any reserves related to, or reserved in anticipation of, any condemnation proceedings by VDOT, or the costs and expenses of constructing a parking structure in the Versar Center.

		(aw)	"Sarnia Common Stock" shall have the meaning
attributed to it in Section 3.02(a) of this Agreement.

		(ax)	"Sarnia Liabilities" shall mean the
liabilities shown on the Sarnia June 30, 2001 balance sheet included in the Financial Statements or on the Closing Balance Sheet, as applicable, except the liability for Deferred income taxes but only to the extent that such deferred income tax liability will not result in a future payment or loss of a tax benefit by Sarnia, Acquisition Corp. or Parent after the Effective Time solely as a result of the Merger. Sarnia Liabilities shall not include any amount due under the promissory note and related loan documents pertaining to the anticipated $1,500,000 loan from a subsidiary of Parent to Sarnia nor any liability with respect to the design and construction of a new parking structure in the Versar Center.

		(ay)	"Sarnia Material Adverse Effect" shall mean
an act, omission or a circumstance of any kind whatsoever, individually or in the aggregate, that has a material and adverse effect on the assets, business, financial condition or results of operations of Sarnia in an amount equal to or greater than $500,000, net of any insurance proceeds payable to Sarnia as a result of any event giving rise to a claim under applicable insurance policies; provided, however that the following shall not be taken into account in determining whether there has been or would been Sarnia Material Adverse Effect (i) any adverse change resulting from conditions affecting the United States economy that is material to the business of Sarnia, (ii) any adverse change that is primarily caused by conditions affecting Sarnia's industry sector, (iii) any adverse change in the stock price or trading volume of Sarnia's capital stock, (iv) any adverse change which is primarily attributable to the announcement of this Agreement and the transactions contemplated hereby, (v) employee attrition or modification of any vendor relationships, (vi) any adverse change arising out of any way related to any condemnation or other proceedings by the VDOT, or (vii) matters covered by Parent and

Acquisition Co.'s physical inspection of Versar Center such as expenditures which may be required in connection with improvements or replacements of elevators, roofs, HVAC and other mechanical systems and the exterior of the buildings at Versar Center and any environmental cleanup and remediation costs.

 		(az)	"Sarnia Preferred Stock" shall have the meaning
attributed to it in Section 3.01(a)(i) of this Agreement.

		(ba)	"Sarnia Stock Option Plan" shall have the
meaning attributed to it in Section 3.04 of this Agreement.

		(bb)	"Shareholders" shall mean the shareholders of
Sarnia immediately prior to the Effective Time.

		(bc)	"Shareholders' Notice" shall have the meaning
attributed to it in Section 11.04(b) of this Agreement.

		(bd)	"Shareholders' Notice Period" shall have the
meaning attributed to it in Section 11.04(b) of this Agreement.

		(be)	"Shareholder Representative" shall mean the
person who shall have been so designated by the Shareholders.

		(bf)	"Shares" shall mean all of the outstanding
capital stock of Sarnia described in Section 7.01(d) and set forth on Disclosure Schedule 7.01(d).

		(bg)	"Taxes" shall have the meaning attributed to
it in Section 7.10(a) of this Agreement.

		(bh)	"Undisputed Payment" shall have the meaning
attributed to it in Section 11.04(b) of this Agreement.

		(bi)	"VDOT" shall mean the Virginia Department of
Transportation.

		(bj) 	"Versar Center" shall mean the ground and
buildings in Springfield, Virginia, located within the I395 and I495 Washington Beltway interchange, the legal description of which is set forth on Exhibit 1(bi).


	2.	THE MERGER.
            -----------

		2.01	The Merger.  Subject to the terms and
conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the Virginia Stock Corporation Act, Acquisition Co. shall be merged with and into Sarnia, the separate existence of Acquisition Co. (except as it may be continued by operation of law) shall cease, and Sarnia shall continue as the Surviving Corporation under the corporate name of "Sarnia Corporation" ("Merger").

		2.02	 Effect of the Merger.  Upon the effectiveness
of the Merger, the Surviving Corporation shall succeed to, and assume all the rights and obligations of, Sarnia and Acquisition
Co. in accordance with the Virginia Stock Corporation Act and the Merger shall otherwise have the effects set forth in Section
13.1-721 of the Virginia Stock Corporation Act.

		2.03	 Consummation of the Merger.  As soon as
practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, the parties hereto will cause the Merger to be consummated by filing with the State Corporation Commission of the Commonwealth of Virginia properly executed articles of merger in accordance with the Virginia Stock Corporation Act. The Merger shall become effective at the Effective Time.

		2.04	Charter, Bylaws, Directors and Officers.  The
Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of Sarnia as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and as provided by the Virginia Stock Corporation Act, except that, at the Effective Time, the Articles shall be amended and restated as set forth on Exhibit 2.04. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of Acquisition Co. as in effect immediately prior to the Effective Time, (which shall include an appropriate director and officer indemnity provision in accordance with applicable Virginia corporate law) continuing until thereafter amended in accordance with the provisions thereof and the Articles of Incorporation of the Surviving Corporation and as provided by the Virginia Stock Corporation Act, provided, however any such amendment adopted within five (5) years of the Effective Date shall not result in the removal or material change to the director and officer indemnity provision. The initial directors and officers of the Surviving Corporation shall be the directors and officers, respectively, of Acquisition Co. immediately prior to the Effective Time, in each case until their removal or until their respective successors are duly elected and qualified.

		2.05	Further Assurances.  If, at any time after the
Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper:
(i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Sarnia or Acquisition Co.; or
(ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Sarnia or Acquisition Co.
all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of either Sarnia or Acquisition
Co. all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Sarnia or Acquisition Co. and otherwise to carry out the purposes of this Agreement.

	3.	CONVERSION OF SHARES.
            --------------------

	3.01 	Merger Consideration, Cash Consideration and Note
Consideration.

	(a) "Merger Consideration" shall be the sum of the following:

		(i) Nineteen Million Dollars ($19,000,000), less the sum of: (i) the Sarnia Liabilities (ii) and the amount, if any, necessary to redeem all of the outstanding shares of Sarnia Series
A Convertible Preferred Stock, $25.00 par value (the "Sarnia Preferred Stock"), which have not been converted into Sarnia Common Stock pursuant to Section 5.09 ("Cash Consideration"); and

		(ii) One Million Dollars ($1,000,000) (the face amount of the Promissory Note) ("Note Consideration"). The principal amount of the Promissory Note, subject to the adjustments and set-offs described herein, shall be paid as follows: (a) forty thousand dollars ($40,000) within five (5) business days after the date of Closing and the balance (less any Disputed Amount as described in paragraph 11.04(d)) shall be paid on the first anniversary of the date of Closing.

		(iii) The Note Consideration shall be adjusted in the
following manner.   After Closing, Parent shall cause to be prepared
a balance sheet of Sarnia as of the date of Closing ("Closing
Balance Sheet") which shall be prepared on a basis consistent with the accounting policies, practices and principles used in preparing Sarnia's audited Balance Sheet dated June 30, 2001, and reflecting all adjustments that take into account accruals and other adjustmentsthat would be appropriate to a balance sheet being prepared at a fiscal year end (for example, an appropriate pro rata portion of bonus and other costs should be accrued based on a good faith estimate of the full year 2002 final costs), but shall not give effect to any purchase accounting adjustments arising to Parent, Acquisition Co. or Sarnia as a result of the Merger; provided further, that the parties agree that the accrual for legal costs related to the VDOT condemnation proceedings is not to be adjusted. The Closing Balance sheet shall be submitted to the Shareholder Representative for review within ninety (90) days after Closing. Approval of this Agreement by the Shareholders shall be deemed as approval and appointment of James C. Dobbs by the Shareholders as the Shareholder
Representative for all purposes required by this Agreement and the Escrow Agreement. The Shareholder
Representative and his designated accountants shall have the right to examine the books and records of Sarnia during normal business hours in order to determine the accuracy of the Closing Balance Sheet. If the Shareholder Representative fails to notify Parent in writing within thirty (30) days that he disputes the Closing Balance Sheet it shall be deemed to be accepted. In the event that the Shareholder Representative disputes any item on the Closing Balance
Sheet he shall give written notice thereof to Parent within such thirty (30)day period. Such notice shall specify the basis for and the amount of the dispute. Thereafter the parties shall endeavor to resolve the dispute by good faith negotiation. If they are unable to do so within thirty
(30) days of notice by the Shareholder Representative, the dispute shall be submitted first, to mediation with a mediator mutually agreed to by the Parent and the Shareholder Representative; and if no resolution is reached, then second, to binding arbitration to be conducted in Washington, D.C. in accordance with the rules for commercial arbitration of the American Arbitration
Association and the decision of the arbitrator(s) shall be final and binding.

	The Note Consideration shall be: (a) reduced by the amount, if any, by which the Sarnia Liabilities shown on the Closing Balance Sheet exceed the Sarnia Liabilities on Sarnia's Balance Sheet dated June 30, 2001 which is included in the Financial Statements; and
(b) increased by (i) the amount of "Cash" (which does not include "Restricted Cash") shown on the Closing Balance Sheet, (ii) the amount, if any, by which the Sarnia Liabilities shown on the Closing Balance Sheet is less than Sarnia Liabilities on Sarnia's Balance Sheet dated June 30, 2001, which is included in the Financial Statements, and (iii) that portion of "Construction in Progress" shown on the Closing Balance Sheet which is related to the construction of a parking structure in the Versar Center.

	(b) At the Effective Time, each share of the Sarnia Common Stock shall be converted into the right to receive a portion of the Cash Consideration and an interest in the Promissory Note determined upon the following formula:

		(i) Add (A) the number of outstanding shares of Sarnia Common Stock; (B) the number of shares of Sarnia Common Stock issued to Option holders pursuant to Section 3.04 and
(c) the number of shares of Sarnia Common Stock issued upon conversion of the Sarnia Preferred Stock. The sum of the foregoing shall be referred to herein as the "Merger Units."

		(ii) Divide the Cash Consideration by the sum of the items added together in Section 3.01(b)(i) (i.e., the Merger Units) to determine the "Per Share Cash Consideration."

		(iii) Divide the Note Consideration by the sum of the items added together in Section 3.01(b)(i) (i.e., the Merger Units) to determine the "Per Share Note Consideration."

	By way of illustration, if the Effective Time were 11:59 pm on June 30, 2001 and Sarnia Liabilities and Stockholders'
	Equity were as shown on the Sarnia June 30, 2001 Balance
	Sheet):

	a. The Cash Consideration would have been (i)$19,000,000 plus Construction in Progress applicable to the parking structure of $215,000 less (ii)$9,156,000 (being the amount necessary to retire all of Sarnia Liabilities assuming no portion of the liability for deferred income taxes was to be included in Sarnia Liabilities) for a net of $10,059,000.

	b.  The Merger Units would have been:

		(i)  Shares of Sarnia Common Stock outstanding
	 	     4,572,545

		(ii) Shares of Sarnia Common Stock issued to holders
	    	     of Sarnia Preferred Stock (assuming all shares
                 of Preferred Stock were converted)
   		     1,875,927

           (iii) Shares of Sarnia Common Stock to be issued
                 upon exercise of all outstanding options	           312,500

		Total Merger Units
			_______
 	           6,760,972

	c.  The Per Share Cash Consideration would be approximately 	    $1.4878
	          (i.e. $10,059,000 divided by 6,760,972)

	d. The Per Share Note Consideration would have been approximately $0.1479

   			(i.e. $1,000,000 divided by 6,760,972)

	e.  The total per share Merger Consideration would have been:

	    (i)Per Share Cash Consideration      $1.4878
	plus(ii)Per Share Note Consideration     $0.1479
							    _________
			Total				     $1.6357

	3.02   Conversion of Shares; Issuance of Promissory Note.
At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

		 (a) Each share of Sarnia Common Stock; issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to paragraph (c) of this Section
3.02 and Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration and the Per Share Note Consideration.

		 (b) The Promissory Note in the form attached hereto as Exhibit 3.02 in the face amount of One Million Dollars
($1,000,000) shall be issued and delivered to the Escrow Agent to be held on behalf of the Shareholders entitled to receive Note
Consideration hereunder pursuant to the Escrow Agreement substantially in the form attached hereto as Exhibit 3.02(b).

 	      (c) Each share of capital stock that is held in the treasury of Sarnia shall be canceled and retired and no capital stock of Parent, cash or other consideration shall be paid or delivered in exchange therefor.

	3.03   Surrender and Payment.

		(a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") reasonably acceptable to Sarnia for the purpose of exchanging certificates representing shares of Sarnia Common Stock (collectively, the "Shares") for the Cash Consideration pursuant to the Exchange Agent Agreement substantially in the form attached hereto as Exhibit 3.03(a). Within three
(3) business days after the Effective Time, Parent shall transfer to the Exchange Agent the Cash Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares a letter of transmittal for use in such exchange
(which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

		(b) At the Effective Time and at any time thereafter, upon the surrender to the Exchange Agent of a certificate or certificates representing the holder's Shares, together with a properly completed letter of transmittal covering such Shares, Parent shall pay, or shall cause the Exchange Agent to pay, the amount of cash equal to the Per Share Cash Consideration times the number of Shares covered by the letter of transmittal and each such holder shall thereupon have an interest in the Promissory Note being issued into escrow as provided above equal to the Per Share Note Consideration times the number of Shares covered by the letter of transmittal. Except with respect to the Promissory Note, no interest will be paid or accrued on the cash payable to the holders of Shares. Until so surrendered, each certificate representing Shares shall, after the Effective
Time, represent, for all purposes, only the right to receive the Merger Consideration.

		(c) In the event that Parent incurs or suffers any Damages (as defined in Section 11.01 of this Agreement), then Parent shall, subject to the provisions of Article 11 of this Agreement, decrease the principal amount of the Promissory Note by the amount of such Damages in excess of One Hundred Thousand Dollars ($100,000) (the "Indemnity Amount").

		(d) In the event that any holders of Shares fail to surrender certificates to the Exchange Agent within twelve
(12) months after the Effective Time, the principal amount of the Promissory Note shall be reduced by the number of Shares not surrendered multiplied by the Per Share Note Consideration. Notwithstanding the above, Parent shall remain liable to pay the Per Share Note Consideration to any holder of Sarnia Common Stock who thereafter surrenders a certificate or certificates representing the holder's shares of Sarnia Common Stock, together with a properly completed letter of transmittal covering such Shares.

		(e) Parent shall direct the Escrow Agent to pay to the Shareholder Representative, out of the interest payable on the Promissory Note and/or any principal amount payable under the Promissory Note, the amount requested by the Shareholder Representative, for any reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel and accountants) incurred by the Shareholder Representative in connection with his acting as Shareholder Representative, including, without limitation, as a result of his opposition of any Disputed Amount.

		(f) If any portion of the Merger Consideration is paid to or on behalf of a Person other than a registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

		(g) After the Effective Time, there shall be no further registration or transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

		(h) Any portion of the Cash Consideration made available to the Exchange Agent pursuant to Section 3.03(a) that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this
Section 3.03 prior to such time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such holder's Shares.

		(i) In the event that any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting of a bond in such reasonable amount as Parent may direct, the Exchange Agent shall pay in exchange for such certificate the Merger Consideration deliverable in respect thereof as provided herein.

	3.04   Stock Options.

			At the Effective Time, each  option
(an "Option") to purchase shares of Sarnia Common Stock issued under the 1994 Stock Option Plan of Sarnia, as amended ("Sarnia Stock Option Plan") which has not previously been exercised to purchase Sarnia Common Stock shall be vested as of the Effective Time and the holder of the Option shall be issued the appropriate number of shares of Sarnia Common Stock, assuming a "cashless" exercise of such Options pursuant to the terms of the Sarnia Stock Option Plan. Thereupon, the holder of an Option shall be entitled to the Merger Consideration with respect to the number of shares so issued.

	3.05	Conversion of Acquisition Co. Common Stock.  At the
Effective Time, each share of Common Stock, $.01 par value, of Acquisition Co. issued and outstanding immediately prior to the Effective Time shall remain outstanding and, by virtue of the Merger, automatically and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

	3.06	Dissenting Shares.  Notwithstanding anything in this
Agreement to the contrary, shares of capital stock of Sarnia that are outstanding immediately prior to the Effective Time and that are held by shareholders who are entitled to vote and who have not voted such shares in favor of the approval and adoption of this Agreement and the Merger and who, in accordance with
section 13.1-733 of the Virginia Stock Corporation Act, shall have delivered a written notice of intent to demand payment
prior to the Shareholder meeting approving the Merger and who thereafter has submitted a written demand for payment in the manner provided in Section 13.1-734 of the Virginia Stock Corporation Act and who otherwise fully complied with the
Virginia Stock Corporation Act ("Dissenting Shares") shall
not be converted into or be exchangeable for the right to
receive the Merger Consideration   provided in Section 3.02
of this Agreement, but the holders of such shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of the Virginia Stock Corporation Act; provided, however, that: (i) if any holder of Dissenting
Shares shall subsequently deliver a written withdrawal of his or her demand for the fair value of such shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective
Time); or (ii) if any holder fails to perfect or loses his, her or its dissenter's rights as provided in the Virginia
Stock Corporation Act; or (iii) if any holder of Dissenting
Shares fails to demand payment within the time periods provided in the Virginia Stock Corporation Act, such holder shall forfeit the right to the fair value of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective
Time, the right to receive the Merger Consideration without any interest thereon.

	3.07	Dissenting Shares After Payment of Fair Value.
Dissenting Shares, if any, after payment of fair value plus interest in respect thereto, has been made to dissenting shareholders of Sarnia pursuant to the Virginia Stock
Corporation Act, or any final court order, shall be canceled.

	3.08	Closing of Stock Transfer Books.  On and after
the Effective Time, there shall be no transfers on the stock transfer books of Sarnia or Parent of shares of capital stock of Sarnia that were issued and outstanding immediately prior to the Effective Time.

	3.09 	Deliveries at the Closing.

		(a)	At the Closing, Parent and Acquisition Co.
shall deliver to Sarnia:
			 (i)  the opinion of Parent's and Acquisition
Co.'s counsel, covering the matters set forth in Exhibit 3.09(a)
(i) and otherwise in form reasonably satisfactory to Sarnia and its counsel; and

			(ii) certificates of incorporation of Parent and Acquisition Co., certified by the Secretary of State of Delaware and the State Corporation Commission of Virginia, respectively, as of a date no more than twenty-five (25) days prior to the Closing Date;

			(iii) bylaws of Parent and Acquisition Co., each certified by the Secretary of each of Parent and Acquisition Co. as of the Closing Date;

			(iv) a copy of resolutions of the Board of Directors of each of Parent and Acquisition Co., approving the execution of this Agreement, approving the reservation of the funds for the Merger Consideration, approving the issuance of the Promissory Note and Letter of credit and the consummation of the transactions contemplated hereby, each certified by the Secretary of each of Parent and Acquisition Co. as of the Closing Date;

			(v)  Good Standing Certificates for each of
Parent and Acquisition Co. as of a date no more than fifteen
(15) days prior to the Closing Date;

			(vi) a certificate, signed by Parent as of the Closing Date, certifying that: (A) the representations and warranties of Parent set forth herein are true and correct in all material respects as of the Closing Date; and (B) Parent has performed all of the obligations under this Agreement that were required to be performed by Parent prior to or at the Closing Date (except as performance may have been waived by Sarnia prior to or at the Closing); and

			(vii) a certificate, signed by Acquisition Co. as of the Closing Date, certifying that: (A) the representations and warranties of Acquisition Co. set forth herein are true and correct in all material respects as of the Closing Date; and (B)
Acquisition Co. has performed all of the obligations under this Agreement that were required to be performed by Acquisition Co.
prior to or at the Closing Date (except as performance may have been waived by Sarnia prior to or at the Closing).

		(b) At Closing, Parent shall deliver to the Escrow
Agent:

			(i) the Promissory Note in the principal amount of $1,000,000; and
			(ii) a letter of credit issued by a financial institution securing the obligation of Parent under the Promissory
Note in form and substance reasonably acceptable to Sarnia;

		(c) At the Closing, Sarnia shall deliver to Parent:

			 (i)  the written resignations of all officers
and directors of Sarnia effective as of a date no later than the Effective Time;
			(ii)  the articles of incorporation or
equivalent charter document of Sarnia certified by the State
Corporation Commission of Virginia of its incorporation as of a date no more than twenty-five (25) days prior to the Closing
Date;

			(iii) the bylaws of Sarnia, certified by Sarnia's Secretary as of the Closing Date;

			(iv) a copy of resolutions of the directors of Sarnia, approving the execution of this Agreement and consummation of the transactions contemplated hereby, certified by Sarnia's
Secretary as of the Closing Date;

			(v) a Good Standing Certificate for Sarnia from each jurisdiction listed on Disclosure Schedule 7.01(b) as of a date no more than twenty-five (25) days prior to the Closing
Date;

			(vi) the opinion of Sarnia's counsel, covering the matters set forth in Exhibit 3.10(b)(vi) and otherwise in form reasonably satisfactory to Parent and its counsel;

			(vii)  a certificate, signed by an executive
officer of Sarnia as of the Closing, certifying that: (A) the representations and warranties of Sarnia set forth herein are true and correct in all material respects as of the Closing;
and (B) Sarnia has performed all of the obligations under this Agreement that were required to be performed by Sarnia prior to or at the Closing (except as performance may have been waived by Parent prior to or at the Closing);

			(viii)  "tax clearance certificates" (or the
functional equivalent thereof) from the applicable authorities of each jurisdiction listed on Disclosure Schedule 7.01(b) and 7.04, indicating that any and all tax obligations of Sarnia that are due and payable have been paid in full;

			(ix)  the Books and Records;

			(x)  all required consents, approvals or
authorizations of third parties;

			(xi) an estoppel certificate from tenants who occupy in the aggregate at least ninety percent (90%) of the leased space in the Versar Center substantially in form attached as Exhibit 3.09(c)(xi); and

			(xii) all other documents required under Section
6.02 hereof;

			(xiii) the agreement of the holders of all of the Sarnia Preferred Stock to the effect that at the Closing, the shares of Sarnia Preferred Stock will be deemed to be converted to Sarnia
Common Stock; the holders of Sarnia Preferred Stock will be issued the appropriate number of shares of Sarnia Common Stock; and such shares shall be entitled to their pro rata share of the Merger
Consideration and receive the Merger Consideration on as-converted basis.

	3.10	Obligation to Withhold.  Sarnia hereby covenants and
agrees that, if and to the extent that any portion of the Merger Consideration payable to any Shareholder of Sarnia is subject to withholding for federal or state income tax purposes, Parent may effect such withholding, but is under no obligation to do so and shall have no liability for failure to do so except with respect to any payment described in Section 3.05 hereof.

	4.	TERMINATION OR ABANDONMENT.
            --------------------------

	4.01	Mutual Agreement.	This Agreement may be terminated
by the mutual written agreement of the parties at any time prior to the Effective Time.

	4.02	Breach of Agreements.
            --------------------

		(a) In the event that (i) there is a breach in any of the representations, warranties, undertakings or agreements of Sarnia, or (ii) the Disclosure Schedules delivered pursuant to Section 5.01(e) disclose facts different from the Disclosure Schedules delivered at or prior to the time of execution of this Agreement the effect of which is a Sarnia Material Adverse Effect, which is not cured within ten (10) days after notice to cure is given to Sarnia, then Parent may terminate and cancel this Agreement by providing written notice of such action to Sarnia.

		(b) In the event that there is a breach in any of the representations, warranties, undertakings or agreements of Parent, the effect of which is a Parent Material Adverse Effect, which breach is not cured within ten (10) days after notice to cure breach is given to Parent by Sarnia, then Sarnia may terminate and cancel this Agreement by providing written notice to Parent.

	4.03	Failure of Conditions.
            ---------------------

		(a) In the event that any of the conditions to the obligations of Parent set forth in Section 6.02 are not satisfied or waived on or prior to the Effective Time, and if any applicable cure period provided above has lapsed, then Parent may terminate and cancel this Agreement by delivery of written notice of such action to Sarnia on such date.

		(b) In the event that any of the conditions to the obligations of Sarnia set forth in Section 6.03 are not satisfied or waived on or prior to the Effective Time and if any applicable cure period provided above has lapsed, then Sarnia may terminate and cancel this Agreement by delivery of written notice of such action to Parent on such date.

	4.04	Regulatory Enforcement Matters.
            ------------------------------

		(a) In the event that Sarnia shall, after the date of this Agreement, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency, the result of which would have a Sarnia Material Adverse Effect, and Sarnia has not cured or eliminated any such agreement, memorandum, order, penalty, action or proceeding on or before the Automatic Termination Date, then Parent may terminate this Agreement.

		(b) In the event that Parent shall, after the date of this Agreement, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency, the result of which would have a Parent Material Adverse Effect, and Parent has not cured or eliminated any such agreement, memorandum, order, penalty, action or proceeding on or before the Automatic Termination Date, then Sarnia may terminate this Agreement.

	4.05	Fiduciary "Out".	In the event that the directors
of Sarnia determine that the Merger Consideration is not fair to the Shareholders of Sarnia from a financial point of view, they may terminate this Agreement at any time prior to the Effective Time, provided that within ten (10) days after such termination Sarnia shall pay Parent the sum of $100,000.

	4.06	Automatic Termination.	If the Effective Time
does not occur on or before January 31, 2002 (the "Automatic Termination Date"), then this Agreement may be immediately terminated by either party by giving written notice to the other.

	4.07	Effect of Termination. In the event of
termination of this Agreement as provided in this Article 4, this Agreement shall forthwith become void and except as set forth in Section 4.05, there shall be no liability or obligation on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

	5.	ADDITIONAL UNDERTAKINGS PRIOR TO CLOSING.
            ----------------------------------------

	5.01	Business in Ordinary Course.	From the date
hereof through the Effective Time or earlier termination of this Agreement, and except as expressly authorized herein:

		(a)	With the exception of the dividends to be paid
on the Sarnia Preferred Stock on September 1, 2001 and December 1, 2001, Sarnia shall not declare or pay any dividend or make any other distribution to Shareholders, whether in cash, stock or other property.

		(b)	Sarnia shall conduct its business only in the
usual and ordinary course as it has previously been conducted, maintain the Versar Center and its other assets in as good working order and condition as at present, ordinary wear and tear excepted; perform all material obligations under material agreements and leases relating to or affecting Sarnia; keep in full force and effect present insurance polices; and use its commercially reasonable best efforts to maintain and preserve the business organizations of Sarnia intact, retain its present employees, and maintain its relationships with tenants, employees, suppliers and others having business relations with Sarnia. By way of amplification and not limitation, Sarnia shall not without the prior written consent of Parent:

			(i)	issue any shares of its common or other
capital stock or any options, warrants or other rights to subscribe for or purchase such common or other capital stock or any securities convertible into or exchangeable for any such common or other capital stock; provided that Sarnia may issue:
(A) shares of Sarnia Common Stock upon (I) the exercise of currently outstanding options referred to in Section 7.01(g) hereof and (II) the conversion of shares of Sarnia Preferred
Stock;

			(ii)	directly redeem, purchase or otherwise
acquire any of its common or other capital stock; except as contemplated by the mandatory redemption and conversion provisions of the Sarnia Preferred Stock;

			(iii)	effect a reclassification,
recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

			(iv)	grant any increase (other than ordinary
and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension or other Benefit Plan, agreement, payment or arrangement made to, for or with any of such officers or employees;

			(v)	prepay any debt in excess of $20,000,
borrow or agree to borrow any amount of funds, except the $1,500,000 loan from B-R Holdings, Inc., or directly or indirectly guarantee or agree to guarantee obligations of others, or fail to pay any monetary obligation in a timely manner prior to delinquency;

			(vi)	enter into any lease, agreement, contract
or commitment requiring payments by Sarnia in excess of $50,000 or having a term in excess of three (3) months;

			(vii)	amend or modify any material contract in
any way materially adverse to Parent or Sarnia;

			(viii)agree to increase the compensation or benefits of any employee (except for normal annual salary increases and bonuses granted in accordance with past practices);

			(ix)	place on any of its assets or properties
any mortgage, pledge, charge or other Encumbrance, except the Deed of Trust for the benefit of B-R Holdings, Inc., to secure a loan of $1,500,000;

			(x)	make any loan or advance in excess of
$10,000, or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

			(xi)	sell or otherwise dispose of any real
property or any material amount of any tangible or intangible personal property except in the ordinary course; or;

			(xii)	knowingly commit any act or fail to do
any act which will cause a breach of any agreement, contract or commitment and which will have a Sarnia Material Adverse
Effect;

			(xiii) 	knowingly violate any law,
statute, rule, governmental regulation or order, which violation might have a Sarnia Material Adverse Effect;

			(xiv)	purchase any real or personal property
or make any other capital expenditure where the amount paid or committed thereof is in excess of $20,000 per expenditure;

			(xv)	Settle with the Virginia Department of
Transportation for the amount of compensation payable to Sarnia for the taking of a portion of the Versar Center; or

			(xvi)	amend its articles of incorporation
or bylaws or, except as permitted by Sections 4.05 and 5.05, enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person other than hereunder.

		(c)	Sarnia shall not, without the prior written
consent of Parent, knowingly engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Sarnia contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

		(d)	Sarnia shall promptly notify Parent, in writing,
of the occurrence of any matter or event known to and directly involving Sarnia that could have a Sarnia Material Adverse Effect.

		(e)	No later than five (5) Business Days prior to
the Effective Time, Sarnia shall deliver to Parent new Disclosure
Schedules that are amended or supplemented to update the information contained therein in order to reflect any changes in the information contained therein resulting from events occurring after the date hereof and on or prior to the Effective
Time. Such Disclosure Schedules may include new schedules containing exceptions or other disclosure relating to any representation or warranty, regardless of whether a schedule of exceptions or other disclosure relating thereto is provided on the date hereof.

	5.02	HSR Act.	  The parties believe that the
transactions contemplated herein are not subject to the pre-merger notification filings requirement of the Hart-Scott-Rodino Act. If it is determined that such filing is necessary the parties shall cooperate to prepare and file such notification and Sarnia and Parent shall each pay one-half of the filing fee and other related costs.

	5.03	Breaches.	Sarnia shall, in the event it has
Knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) which caused or would cause a Sarnia Material Adverse Effect of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Parent, and use its reasonable best efforts to prevent or promptly remedy the same.

	5.04	Consummation of Agreement.  Each of the parties
hereto covenants and agrees that it will take all action reasonably within its power and authority to duly and timely carry out all of its obligations hereunder, to perform and comply with all of the covenants, agreements, representations and warranties hereunder applicable to it, and to cause all conditions applicable to the obligations of the other party to effect the Merger pursuant hereto to be satisfied as promptly as possible. Each party will promptly notify the others in the event such party receives notice of the institution or threat to institute any action that could cause the conditions set forth in Sections 6.01, 6.02 or 6.03 not to be satisfied at the Effective Time. Sarnia shall furnish or make available to Parent in a timely manner all Disclosure Schedule and Disclosure Documents not provided to Parent prior to the execution of the Agreement and all other information, data and documents in the possession of Sarnia requested by Parent as may be required to obtain any necessary regulatory or other approvals of the transaction and shall otherwise cooperate fully with Parent to carry out the purpose and intent of this Agreement.

	5.05	No-Shop Clause.	Subject to the provisions of
Section 4.05 of this Agreement, Sarnia shall not, without the prior written consent of Parent (which may be withheld by Parent in its sole discretion): (i) enter into any negotiations or other discussions with any party other than Parent with respect to any proposed investment, acquisition, business combination or purchase of all or any portion of the stock or assets of Sarnia; (ii) directly or indirectly solicit, encourage or initiate inquiries, offers or proposals from, or participate in any discussions or negotiations with, any Person
 (other than Parent); or (iii) except as required by law, disclose any information not customarily disclosed to any Person (other than Parent) concerning the business and properties of Sarnia or afford to any Person (other than Parent) access to the properties, books or records of Sarnia or otherwise assist or encourage any Person in connection with the foregoing. Sarnia shall promptly advise Parent of receipt of any proposal or inquiry concerning any possible such transaction, and the substance of such proposal or inquiry.

	5.06	Interim Operating Reporting.	During the period
from the date of this Agreement to the Effective Time, Sarnia shall cause its officers and other management personnel to:

		(a) furnish to Parent upon request of an officer, executive employee or agent of Parent such financial, operating and other information and data as is prepared by Sarnia in its course of business and Sarnia shall also promptly furnish to Parent other monthly operating and financial reports in such form as Parent shall reasonably request;

		(b) notify Parent in writing of any material adverse change which caused or would cause a Sarnia Material Adverse
Effect in the financial position or earnings of Sarnia, any unexpected emergency or other unanticipated change in the business of Sarnia, any governmental complaint, investigation or hearing, or adjudicatory proceeding (or communications indicating that the same may be contemplated), or any material litigation, arbitration or other such matter that has been filed or threatened against Sarnia which caused or would cause a Sarnia Material Adverse Effect;

		(c) assist Parent in preparing for the transition in management, including, without limitation, changes in Benefit
Plans, that will take place after the Effective Time; and

		(d) keep Parent fully informed of events which caused or would cause a Sarnia Material Adverse Effect and will use its commercially reasonable best efforts to allow Parent to participate in discussions with senior management of Sarnia regarding such events.

	5.07	Access to Information.

		(a)	Subject to the confidentiality provisions of the
Letter of Intent between Sarnia and Parent signed on June 22, 2001, Sarnia shall permit Parent reasonable access, in a manner which will avoid undue disruption or interference with Sarnia's normal operations, to the properties of Sarnia, and Sarnia shall disclose and make available to Parent all books, documents, papers and records, including records in form of electronic media, computer data bases, computer programs and all other materials and information relating to the assets, stock ownership, properties, operations, obligations and liabilities of Sarnia, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders' meetings, organizational documents, material leases, contracts and agreements, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation, investigations and other legal files, plans affecting employees and any other business activities or prospects in which Parent may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Agreement. Sarnia shall provide Parent with copies of any of the foregoing information on request, which copies shall constitute Disclosure Documents.

		(b) Parent shall have the opportunity to interview key officers and employees of Sarnia in a manner which is not unreasonably disruptive to the operation of the Business.

		(c) Sarnia shall make available to Parent all Disclosure Documents referred to in the Disclosure Schedules.

	5.08	Long-Term Debt.
            --------------

		(a) At least five (5) days before the Effective Time, Sarnia shall deliver to Parent payoff statements from each holder of the long-term debt of Sarnia set forth on Disclosure Schedule
5.08 hereto (such aggregate payoff amounts shall be herein called the "Long-Term Debt").

		(b) At the Effective Time, Parent shall cause Versar, Inc. to be released from any and all obligations resulting from and pursuant to each guaranty listed on Disclosure Schedule
5.08 hereto.

	5.09	Conversion of Preferred Stock.  At or before the
Closing Date, the holders of all outstanding shares of Sarnia Preferred Stock shall have agreed that their shares of Sarnia Preferred Stock shall be deemed converted into the appropriate number of shares of Sarnia Common Stock as of the Effective Time.

	5.10	Shareholder Approval.  Prior to the Effective
Time, Sarnia shall take all action necessary, subject to and in accordance with the Virginia Stock Corporation Act and its
                                22

Articles of Incorporation and Bylaws, to obtain the requisite approval and adoption of this Agreement by the Shareholders of Sarnia and the appointment of the Shareholder Representative at a duly called meeting or by written consents pursuant to the Virginia Stock Corporation Act and shall take such other actions as may be required by applicable law. The Board of Directors of Sarnia has determined that the Merger is advisable and in the best interests of the Shareholders and, subject to its fiduciary obligations as advised by counsel, shall recommend that the Shareholders vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to the Shareholders in connection therewith.

	5.11	Information/Proxy Statement. Sarnia shall
promptly prepare as soon as practicable after the date hereof a proxy or information statement or other disclosure document to be distributed to the Shareholders and Option holders of Sarnia (the "Information/Proxy Statement").
The Information/Proxy Statement shall comply in all material respects with the provisions of any applicable federal and state securities laws. Sarnia shall use its reasonable efforts to obtain, prior to the mailing of the Information/ Proxy Statement, all necessary state securities law permits or approvals required to carry out the Merger and the transactions contemplated by this Agreement and Sarnia will pay all expenses of obtaining any such permits or approvals.

	5.12	Notifications and Consents.  Parent and Sarnia
shall cooperate and promptly give all notices to, and obtain all consents, approvals and authorizations of or from, any individual, company, governmental authority or other person to permit the consummation of the transactions contemplated hereby.

	6.	CONDITIONS TO THE MERGER.
            ------------------------

	6.01	Conditions to Obligations of All Parties.	The
respective obligations of each party under this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

		(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided that prior to invoking this condition, each party shall use its reasonable best efforts to have any such order, injunction, legal restraint or prohibition vacated.

		(b) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the Shareholders who hold more than sixty-six and two thirds percent (66 2/3%) of the outstanding shares of Sarnia Common
Stock (and the holders of Sarnia Preferred Stock shall have given any consent required by Sarnia's Articles of Incorporation).

		(c) The Closing Date and the Effective Time shall be after January 1, 2002 and on or before the Automatic
Termination Date.

	6.02	Conditions Precedent to Parents' Obligations.
Parents' obligations to effect the Merger shall be subject to the satisfaction (or waiver by Parent) prior to or at the Effective Time of the following conditions in addition to any other conditions elsewhere set forth in this Agreement:

		(a) Except to the extent such representations and warranties speak as of a specific date, the representations and warranties made by Sarnia in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as though such representations and warranties had been made or given on and as of the Effective
Time and Parent shall have received a certificate from an executive officer of Sarnia to such effect.

		(b)	Sarnia shall have performed and complied in
all material respects with all of its obligations and agreements required to be performed prior to the Effective Time under this Agreement and Parent shall have received a certificate of an executive officer of Sarnia to such effect;

		(c) Sarnia shall have delivered to Parent audited consolidated balance sheets of Sarnia as of June 30, 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended June 30, 2001, certified by AA;

		(d) Since the date of this Agreement, there shall have been no change, occurrence or circumstance which has, individually or in the aggregate, a Sarnia Material Adverse
Effect.

		(e) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger by Parent or Acquisition Co. shall be in effect, nor shall any proceeding by any regulatory authority or other person seeking any of the foregoing be pending.

		(f) There shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

		(g) Except as set forth on Disclosure Schedule 6.02(g), Sarnia shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, company, governmental agency or authority or other Person necessary to permit the consummation of the transactions contemplated and the continued operation of the Business by the Surviving Corporation; provided, however, Sarnia is under no obligation to give any of the notices or obtain any of the consents, approvals or authorizations set forth in Disclosure Schedule 6.02(g), and such notices, consents, approvals and authorizations shall not be a condition to the Merger.

		(h) Holders of Sarnia Preferred Stock shall have either (i) agreed to convert all such shares into shares of Sarnia Common Stock or (ii) have agreed to the redemption of such shares.

		(i) All holders of Options shall have exercised their rights to purchase Sarnia Common Stock or shall have agreed to accept the provisions of Section 3.04 hereinabove.

		(j) Lessees in the Versar Center who occupy in the aggregate ninety percent (90%) or more of the leased space shall have signed an estoppel certificate (in form reasonably acceptable to Parent) dated not more than thirty
(30) days prior to the Effective Time.

		(k) Versar, Inc. has agreed in writing
(in form and substance reasonably acceptable to Parent) to irrevocably and permanently waive its recapture right as set forth in Section 7 of the Amended and Restated Office Lease dated June 29, 1994, as amended.

		(l) Sarnia shall not have suffered after the date of this Agreement any change which has had, individually or in the aggregate, a Sarnia Material Adverse Effect.

		(m)  The Dissenting Shares do not constitute
more than twenty percent (20%) of the shares of Sarnia Common
Stock entitled to vote at the shareholders' meeting called to consider the merger.

		(n) Sarnia shall have received all permits and approvals necessary for construction, use and occupance of a two hundred ninety one (291) space parking structure in the Versar Center.

	6.03	Conditions to Obligations of Sarnia.  The
obligations of Sarnia to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of Sarnia, and any or all of which may be waived in whole or in part by Sarnia):

		(a) Except to the extent such representations and warranties speak as of a specified date, the representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects at and as of the Effective Time with the same effect as though such representations and warranties had been made or given at and as of the Effective Time and Sarnia shall have received a certificate of Parent to such effect;

		(b) Parent shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time and Sarnia shall have received a certificate of Parent to such effect;

		(c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger by Sarnia shall be in effect, nor shall any proceeding by any regulatory authority or other person seeking any of the foregoing be pending;

		(d) There shall not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

		(e) Since the date of this Agreement there shall have been no change, occurrence or circumstance which has had, individually or in the aggregate, a Parent Material Adverse
Effect.

	7.	REPRESENTATIONS AND WARRANTIES OF SARNIA.
            ----------------------------------------

		As a material inducement for Parent and Acquisition Co. to enter into this Agreement and to consummate the transactions contemplated hereby, Sarnia hereby makes the following representations and warranties as of the date hereof and as of the Effective Time, each of which is relied upon by Parent regardless of any investigation made or information obtained by Parent (unless and to the extent specifically and expressly waived in writing by Parent on or before the Effective
Time):

	7.01	Sarnia Organization; Qualification and Capital Stock;
            -----------------------------------------------------
		Corporate Records.
		-----------------

		(a) Sarnia is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on the Business as now being conducted.

		(b) Except as set forth on Disclosure Schedule 7.01(b), Sarnia is duly qualified and in good standing in each jurisdiction in which the nature or conduct of the Business or the character or location of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Sarnia Material Adverse Effect. A list of all jurisdictions in which Sarnia is qualified to do business appears on Disclosure
Schedule 7.01(b).

		(c) The names of the directors and officers of Sarnia, together with the offices they hold, are set forth on Disclosure
Schedule 7.01(c). Attached to Disclosure Schedule 7.01(c) are true and correct copies of: (i) the articles of incorporation of Sarnia, together with all amendments thereto; and (ii) the bylaws of Sarnia, together with all amendments thereto.

		(d) The authorized capital stock of Sarnia consists of: (i) 20,000,000 shares of voting Common Stock, no par value, of which 4,572,545 shares are duly and validly issued and outstanding, fully paid and non-assessable; (ii) 1,000,000 shares of Preferred Stock, $25.00 par value, of which 30,000 shares of Series A cumulative preferred are duly and validly issued and outstanding, fully paid and non-assessable.
Disclosure Schedule 7.01(d) sets forth a complete and correct list of the holders of record of Sarnia Common Stock and Sarnia Preferred Stock and the holders of all Options or other rights to purchase Sarnia Common Stock or Sarnia Preferred Stock, including by name of the holder, if obtainable, the number of shares or the number of shares obtainable on exercise of Options or rights held. Disclosure Schedule 7.01 (d) sets forth the amount of the cumulative preferred dividend to which each holder of Sarnia Preferred Stock is entitled. No shares of any class of stock are held in the treasury of Sarnia.

		(e) None of the outstanding shares of Sarnia's capital stock has been issued in violation of any: (i) applicable federal or state securities laws, regulations or rules other than any such violation that would not have a Sarnia Material Adverse Effect; or (ii) preemptive rights of the current or past stockholders of Sarnia.

		(f) Except as set forth in Disclosure Schedule 7.01(g), there are no issued or outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Sarnia, or contracts, commitments, understandings or arrangements by which Sarnia is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Upon consummation of the Merger, no options, warrants or other rights to acquire shares of Sarnia's capital stock shall be outstanding.

		(g) Since March 31, 2001, except for the dividends paid to the Sarnia Preferred Stockholders on June 1, 2001 and September 1, 2001 and which will be paid on December 1, 2001, Sarnia has not: (i) paid any dividend to any of its equity owners; or (ii) made any other distribution on or with respect to, or redeemed or otherwise acquired, any equity interest in Sarnia.

		(h) Sarnia has full power and authority to enter into this Agreement and perform its duties and obligations hereunder. All corporate actions of Sarnia required to authorize the execution of this Agreement and the transactions contemplated hereby have been duly performed in accordance with applicable law and its articles of incorporation and bylaws and are appropriately reflected in Sarnia's minute books. This Agreement is a valid obligation of Sarnia, legally binding upon it and enforceable in accordance with its terms. There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against Sarnia seeking to enjoin the execution and delivery of this Agreement or consummation of the transactions contemplated hereby.

		(i) The Books and Records of Sarnia are in all material respects complete and correct and have been maintained in accordance with good business practice.
True and complete copies of all minutes and resolutions are contained in the minute books and stock transfer books that have been delivered to Parent for inspection and will be delivered to Parent at or prior to the Effective Time.
The minute books and such other books and records as may be requested by Parent, as exhibited to Parent and its representatives, are complete and correct in all material respects.

	7.02 	Trade Names and Fictitious Names.  Disclosure
Schedule 7.02 contains a list which, to the best of Sarnia's Knowledge, provides: (i) all trade names and fictitious names, whether registered or not, used by Sarnia during the past five (5) years and (ii) a list of locations of business offices by state and county in which each such name was used during the past five (5) years.

	7.03	Authorization; No Violations of Laws or
            ---------------------------------------
		Agreements, Consents or Defaults.
		---------------------------------

		(a) The delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach or violation of any of the terms or provisions of, or constitute a default under: (i) the articles of incorporation or bylaws of Sarnia or (ii) or to Sarnia's Knowledge any statute, order, decree, proceeding, rule or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over Sarnia other than any breach, violation or default which, if made, would not have a Sarnia Material
Adverse Effect.

		(b) Except as set forth in Disclosure Schedule 7.03(b), the delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a material breach or violation of the terms of, or constitute a default under, any agreement, instrument or commitment to which Sarnia is a party, by which it is bound, or to which any of Sarnia's property is subject, other than any breach, violation or default which, if made, would not have a Sarnia Material Adverse Effect. Except as set forth on Disclosure Schedule 7.03(b), to Sarnia's Knowledge, no consent or approval is required from any third party for the consummation of the Merger.

		(c) Except as set forth in Disclosure Schedule 7.03(c), Sarnia is not in default under, or in violation of any provision of, its articles of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security thereof, lease, contract, purchase or other commitment or any other agreement which is material to Sarnia other than any default or breach which if made would not have a Sarnia Material Adverse Effect.

	7.04	Subsidiaries.	 Sarnia does not directly or
indirectly own any stock of, or any other interest in, any other company, partnership, joint venture or business entity.

	7.05	Financial Information.
            ---------------------

		(a) Attached hereto as Disclosure Schedule
7.05(a) are true and complete copies of the Financial
Statements. The Financial Statements (including any related schedules and/or notes, if any) have been prepared in accordance with GAAP consistently applied and consistent with prior periods. Such balance sheets fairly present in all material respects the financial position of Sarnia as of their respective dates, and such statements of operations, shareholders' equity and cash flows fairly present in all material respects the results of operations of Sarnia for the respective periods then ended.

		(b) Except as and to the extent: (i) reflected on the balance sheet of Sarnia as of June 30, 2001, referred to above; (ii) incurred since June 30, 2001 in the ordinary course of business consistent with past practice;
or (iii) set forth on Disclosure Schedule 7.05(a) hereto, Sarnia does not have any material liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP.

	7.06	Absence of Material Changes.	 Except as set
forth on Disclosure Schedule 7.06, since June 30, 2001:
(i) the business affairs of Sarnia have been conducted in the usual and ordinary course of business; (ii) after the close of business on such date, no transaction has taken place or material contract entered into other than in the usual and ordinary course of business as heretofore conducted; and (iii) there has been no action, course of conduct or occurrence which, if taken place after execution of this Agreement, would constitute a breach of Section 5.01 hereof.

	7.07	Licenses; Regulatory Approvals.	Except as
set forth on Disclosure Schedule 7.07, to Sarnia's Knowledge it holds all material licenses, certificates of occupancy and other regulatory approvals required or necessary to be applied for or obtained in connection with its Business as presently conducted or as presently proposed to be conducted except for such of the foregoing which, if not held, would not have a Sarnia Material Adverse Effect.
All such licenses, certificates of occupancy, other certificates and other approvals are listed on Disclosure
Schedule 7.07. Except as set forth on Disclosure Schedule 7.07, to Sarnia's Knowledge all such licenses, certificates and other regulatory approvals relating to the business, operations, facilities and properties of Sarnia are in full force and effect. Except as set forth on Disclosure Schedule 7.07, any and all past litigation concerning such licenses, certificates and regulatory approvals, and all claims and causes of action raised therein, have been finally adjudicated, and, in the case of such litigation finally adjudicated since (June 30, 2001), such adjudication has not had a Sarnia Material Adverse Effect. Except as set forth on Disclosure Schedule 7.07, to Sarnia's Knowledge no such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the Knowledge of Sarnia, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need or regulatory approval.

	7.08	Tax Matters.
            -----------

		(a) Except as set forth in Disclosure Schedule
7.08, Sarnia has filed, with the appropriate governmental agencies, all returns, information statements and reports required to be filed by or on behalf of Sarnia and each Subsidiary prior to the date hereof with respect to all taxes (referred to herein collectively as "Taxes").

		(b) Except as set forth in Disclosure Schedule
7.08, Sarnia has not paid any penalty, surcharge, fine or interest in connection with any alleged underpayment of Taxes.

		(c) Except as set forth in Disclosure Schedule 7.08, Sarnia has paid (or Sarnia has established an adequate reserve on the Financial Statements for) all Taxes that have become due from and payable by it to any federal, state, county, local, foreign or other taxing authority. Sarnia has made or will make full provision or reserve in the Financial Statements for all Taxes for which Sarnia is or may be liable with respect to income, profits or gains earned, accrued or received by it on or before the Effective Time and full and proper provision has been made in the Financial Statements for deferred Taxes in accordance with GAAP. Except as set forth on Disclosure Schedule 7.08, all estimated payments of Taxes which have become due and payable prior to the date of this Agreement have been paid.

		(d) Except as set forth on Disclosure Schedule 7.08, Sarnia has properly withheld from the salaries, wages or other compensation paid or payable to officers, employees or other persons, and has paid to the appropriate federal, state or local taxing authorities, all amounts required to be withheld therefrom under applicable laws, rules or regulations.

		(e) Except as set forth on Disclosure Schedule 7.08, to the best of Sarnia's Knowledge, no event, transaction, act or omission has occurred which could result in Sarnia becoming liable for any Taxes which are primarily or directly chargeable against or attributable to a Person other than Sarnia or which is charged by reference to the income or gains of another Person.

		(f) Except as set forth on Disclosure Schedule 7.08, to the best of Sarnia's Knowledge, no return (or item in a return) is currently under audit by any taxing authority, and there are no agreements for the extension of time for the assessment or payment of any Taxes.
Except as set forth on Disclosure Schedule 7.10, Sarnia is not involved in an administrative or judicial proceeding in relation to any tax matters, and to the best of Sarnia's Knowledge no taxing authority has investigated or indicated that it intends to investigate Sarnia's tax matters.

	7.09	Litigation; Claims.
            ------------------

		(a) Except as set forth on Disclosure Schedule 7.09: (i) there is no claim or investigation by any Person or governmental entity ("Claim") and there is no action, suit or proceeding, whether at law or in equity, pending or, to Sarnia's Knowledge, threatened (a "Legal Proceeding") that would question the validity of this Agreement or the related agreements or any action taken or to be taken by Sarnia in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby; and (ii) there is no outstanding or, to Sarnia's Knowledge, threatened, injunction, judgment, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming Sarnia which might have a Sarnia Material Adverse Effect or might materially adversely affect the ability of Sarnia to consummate the transactions contemplated hereby.

		(b) Disclosure Schedule 7.09 sets forth an accurate and complete list, and a brief description
(setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the Knowledge of Sarnia, threatened against or affecting
Sarnia, and to the Knowledge of Sarnia, no event has occurred and no circumstance, matter or set of facts exists which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Disclosure Schedule 7.09, which in either case might have a Sarnia Material Adverse Effect or might materially adversely affect the ability of Sarnia to consummate the transactions contemplated hereby.

	7.10	Properties; Contracts; Leases and Other
            ---------------------------------------
		Agreements; Bank Accounts.
	 	--------------------------

		(a) Sarnia does not own any real property other than the Versar Center.

		(b) All real property owned by Sarnia and any personal property used by Sarnia in the Business are owned in fee simple by Sarnia or are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. Such lease agreements are listed on Disclosure Schedule 7.10(b). All such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, except to the extent that any such noncompliance would not have a Sarnia Material Adverse
Effect; and (ii) except as set forth on Disclosure
Schedule 7.10(b), there are no condemnation proceedings pending or, to Sarnia's Knowledge, threatened with respect to such properties that could reasonably be expected to have a Sarnia
Material Adverse Effect.

		(c) Except as set forth on Disclosure
Schedule 7.10(c), and excluding trade accounts payable incurred in the ordinary course of business and payable to Persons other than affiliates of Sarnia, Sarnia does not have any liabilities for borrowed funds, extensions of credit or other advances that are subject to repayment, whether pursuant to a written agreement, oral understanding or course of conduct, and whether reflected on the Financial Statements as indebtedness, accounts payable or otherwise, and except as set forth on Disclosure Schedule 7.10(c), such liability set forth on Disclosure Schedule 7.10(c) may be prepaid at any time without premium or penalty.

		(d) Except as set forth in Disclosure Schedule
7.10(d), Sarnia is not party to any agreements, contracts or commitments relating to the acquisition of the assets or capital stock of any other business enterprise.

		(e) Disclosure Schedule 7.10(e) lists all agreements, loans, contracts, guaranties, letters of credit, lines of credit or commitments of Sarnia not referred to elsewhere in this Agreement to which Sarnia is a party which:

			(i)	involve potential payments by Sarnia,
or incurring by Sarnia, of costs or obligations of more than $20,000 ;

			(ii)	involve payments based on profits
of Sarnia;

			(iii)	relate to the future purchase of
goods or services in excess of the requirements of the Business at current levels or for normal operating purposes;

			(iv)	include powers of attorney or grants
of agency by Sarnia;

			(v)	cannot be cancelled by Sarnia without
penalty or premium on no more than thirty (30) days' notice;

			(vi)	were not made in the ordinary course
of business; or

			(vii)	otherwise materially affect the
Business or financial condition of Sarnia.

		(f) Except as set forth in Disclosure Schedule
7.10(f), no lease or other contracts with third-parties material to the Businesses will terminate or are subject to modification by reason of consummation of the Merger.

		(g) Except as set forth in Disclosure Schedule 7.10(g), to Sarnia's Knowledge , Sarnia is not in default, technical or otherwise, of any real estate lease, equipment lease, loan or credit agreement, or any other contract or agreement to which Sarnia is a party, and no event or condition has occurred or exists which, with the passage of time, giving of notice or both, would cause any party to be in default thereunder, except where such default would not have a Sarnia Material Adverse Effect.

		(h) Set forth on Disclosure Schedule 7.10(h) is an accurate and complete list showing the name and address of each bank, securities broker, mutual fund, investment company, investment adviser or other financial institution or similar Person with which Sarnia has an account, including the account or box number and the names of all persons and entities authorized to draw thereon or have access thereto.

		(i) Set forth on Disclosure Schedule 7.10(i) is an accurate and complete rent roll for the Versar
Center.  Each lease described thereon is a Disclosure
Document and a true and correct copy has been delivered to Parent.

		(j) To Sarnia's Knowledge, except as set forth on Disclosure Schedule 7.10(j), all material leases and contracts and agreements to which Sarnia is a party ("Contracts"): (i) are valid and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) to Sarnia's Knowledge no Default (as defined below) exists under any Contract either by Sarnia or by any other party thereto; (iii) Sarnia has no Knowledge of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) Sarnia has no Knowledge of any present intention on the part of any significant tenant of the Versar Center, customer or supplier or other business partner of Sarnia to either: terminate or significantly change its existing lease or business relationship with Sarnia either now or in the foreseeable future; For purposes of this Agreement, the term "Default" means, with respect to any Contract: (1) any breach of or default under such Contract; (2) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration or any obligation to repay with respect to such Contract; or (3) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit of, the party in question under such Contract.

	7.11	Employee Matters; Benefit Plans; ERISA.
            --------------------------------------

		(a) Except as may be disclosed in Disclosure
Schedule 7.11(a), Sarnia has not entered into any collective bargaining agreement with any labor organization with respect to any employees of Sarnia; and, to the Knowledge of Sarnia, there is no present effort or existing proposal to attempt to unionize any employees of Sarnia.

		(b) Except as may be disclosed in Disclosure
Schedule 7.11(b):

			(i)	Sarnia is and has been in material
compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and Sarnia is not engaged in any unfair labor practices, except where such noncompliance or engagement would not have a Sarnia Material Adverse Effect.

			(ii)	there is no material unfair labor
practice complaint against Sarnia pending or, to the Knowledge of Sarnia, threatened before the National Labor
Relations Board;

			(iii)	there is no labor dispute, strike,
slowdown or stoppage actually pending or, to the Knowledge of Sarnia, threatened against or directly relating to Sarnia;
and

			(iv)	Sarnia has not experienced any
material work stoppage or other material labor difficulty during the past year.

		(c) Except as described and attached to
Disclosure Schedule 7.11(c), Sarnia is not a party to any agreement for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent or consultant. Disclosure Schedule 7.11(c) contains a correct and complete list of all compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, retention, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, policy manuals and any other plans or arrangements providing for benefits for employees of Sarnia.

		(d) Except as set forth in Disclosure Schedule
7.11(d), none of the ERISA Affiliates maintains, contributes to or participates in any Benefit Plan, whether as sponsor, adopting employer or otherwise.

		(e) Sarnia has no material Benefit Liabilities that are not reflected or disclosed in the Financial
Statements.

		(f) Except as set forth in Disclosure Schedule 7.11(f), to the best of the knowledge of Sarnia, no ERISA Affiliate participates in, has in the past three (3) years participated in or has any present or future obligation or liability under any multi-employer plan (as defined at Section 3(37) of ERISA).

		(g) All Benefit Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code except where the failure to comply with such laws would not have a Sarnia
Material Adverse Effect

		(h) All contributions to, and payments from, the Benefit Plans, which may have been required to be made in accordance with the Benefit Plans and, when applicable,
Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to the Benefit Plans, and all payments under the Benefit Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Effective Time that are not yet, but will be, required to be made, are properly accrued and reflected on the respective Financial Statements. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

		(i) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

		(j) All of the Benefit Plans which are "pension benefit plans" (as defined in Section 3(2) of ERISA) have received determination letters from the IRS to the effect that such plans are qualified, and each trust maintained in connection with such plan is exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; and no determination letter with respect to any Benefit Plan has been revoked nor, to the best of Sarnia's knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter or application therefore in any respect which would adversely affect its qualification or materially increase its cost, and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code.

		(k) Each of the Benefit Plans has been
administered at all times, and in all material respects, in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or the Code, but is not yet required to be amended to reflect such provision, it has been administered in accordance with such provision.
There are no pending investigations by any governmental agency involving the Benefit Plans, no termination proceedings involving the Benefit Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability, nor, to the best of Sarnia's knowledge, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

		(l) None of the Benefit Plans, any ERISA
Affiliate, any employee of Sarnia or, to the best of Sarnia's Knowledge, any trusts created thereunder, or any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of them to the tax or penalty on prohibited transactions imposed by such Section
4975 of the Code or the sanctions imposed under Title I of ERISA. Neither the Benefit Plans nor any such trust has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.

		(m) No Benefit Plan subject to Title IV of
ERISA has incurred any liability to the Pension Benefit
Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. Each
Benefit Plan subject to Title IV of ERISA has assets sufficient on a plan termination basis to be eligible at the Effective Time for a standard termination pursuant to ERISA Section 4041 without an ERISA Affiliate being required to make any additional contributions. Each
Benefit Plan subject to Title IV of ERISA has assets equal to or greater than such Benefit Plan's project benefit obligations as disclosed in such Benefit Plan's most recent actuarial report. All unfunded liabilities of each Benefit Plan not subject to Title IV or ERISA have been accrued or expensed in accordance with GAAP.

		(n) The latest reports or forms, if any, filed with the Department of Labor and Pension Benefit
Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective IRS private rulings or determination letters obtained by or for the benefit of Sarnia, and all current and prior summary plan descriptions, in respect to any of the Benefit Plans, are listed in Disclosure Schedule
7.11(n).

		(o) Sarnia is in material compliance with the coverage continuation requirements of the Consolidated
Omnibus Budget Reconciliation Act of 1985, as amended.

		(p) Since ninety (90) days prior to Effective Date, Sarnia has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, or effected a mass layoff, as such terms are used in the WARN Act.

	7.12	Title to and Condition of Properties.
            ------------------------------------

		(a) Except as described in Disclosure Schedule
7.12(a), Sarnia is the sole owner and has good, valid and marketable title to the Versar Center and to all of the other assets used in connection with the operation of the Business, free and clear of all liens, encumbrances, judgments, easements and restrictions.

		(b) Except as disclosed in Disclosure Schedule
7.12(b), each item of equipment, each mechanical system and each elevator located in the Versar Center is in good and workable condition, reasonable wear and tear excepted, of a quality and quantity usable in the ordinary course of the Business.

		(c)  Except (i) as disclosed in Disclosure
Schedule 7.12 (c), or (ii) as may have been ascertained by experts and consultants engaged by Parent, copies of whose reports have been delivered to Sarnia, to Sarnia's Knowledge the buildings in the Versar Center are in good condition and no significant replacement or repair is necessary or contemplated.

	7.13	Intellectual Property.
            ---------------------

		(a) Disclosure Schedule 7.13(a) sets forth a list of all Intellectual Property which is owned by, licensed by, or licensed to Sarnia or otherwise used or able to be used in the Business (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by Sarnia either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. Sarnia owns or has the lawful right to use all Intellectual Property as currently used or as necessary for the conduct of the Business as now conducted. After the Effective Time, the Surviving Corporation will have the right to use all of the Intellectual Property as currently used or as necessary for the conduct of the Business as now conducted.

		(b) Except as set forth in Disclosure Schedule
7.13(b), Sarnia has no liability or obligations to any third parties incident to the Intellectual Property used or able to be used by Sarnia in the conduct of the Business as heretofore conducted, and Sarnia has timely met all of its obligations to any third parties incident to the Intellectual Property used or able to be used by Sarnia in the conduct of the Business as heretofore conducted, and such obligations have been correctly and adequately disclosed in the Financial Statements.

		(c) Except as set forth in Disclosure Schedule
7.13(c), Sarnia is not a party to any confidentiality or other agreement which materially restricts its use or disclosure of information.

	7.14	Insurance.	All material insurable properties
owned or held by Sarnia and all commercially reasonable insurable risks related to the Business, are adequately insured by insurers which are to the best of Sarnia's
Knowledge financially sound and reputable, in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, property damage, product liability, general liability, workers compensation, fidelity bonds, professional liability insurance and errors and omissions insurance, and against other risks and in such amounts as would be prudently insured against by comparable businesses and as may be required by law or any agreement to which Sarnia is a party. Disclosure Schedule 7.14 lists all policies of insurance owned or held by Sarnia insuring
Sarnia's assets. All current premiums and any other obligations under such insurance have been paid and all such policies are valid and enforceable and in full force and effect on the date hereof. Sarnia has not received any notice of cancellation or of premium increase under any such policies within the last ninety
(90) days.

	7.15	Relationships.
            -------------

		(a) To Sarnia's Knowledge, its relationships with its lessees and vendors are satisfactory, and Sarnia has no Knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships.

		(b) Except as disclosed in Disclosure Schedule 7.15(b), Sarnia has no Knowledge of and has not received notice of any complaints, claims, threats, plans or intentions to discontinue relations or terminate a lease from any lessee or from any provider of goods or services to Sarnia. Except as set forth on Disclosure Schedule 7.15(b), Sarnia has not breached or is in breach of any of its obligations under any lease agreement with a existing or prior tenant in the Versar Center.

		(c) Except for the consequences of the
condemnation proceeding instituted by VDOT, Sarnia has no Knowledge of any present or future condition or state of facts or circumstances which would prevent the Business from being carried on by the Surviving Corporation after the Closing Date in essentially the same manner as it is presently being carried on.

	7.16	Compliance With Laws.
            --------------------

		(a) The operations and activities of Sarnia have previously and continue to comply in all material respects with all applicable Federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws"), as in effect on or before the date of this Agreement, except where such limitation or restriction would not have a Sarnia
Material Adverse Effect.  To the best of Sarnia's
Knowledge, the conduct of the Business as presently conducted does not conflict with the rights of any other person, firm or company and does not violate, or with or without the giving of notice or the passage of time, or both, would violate, conflict with or result in a default, right to accelerate or loss of rights under any terms or provisions of its articles of incorporation or bylaws as presently in effect, or any Encumbrance, lease, agreement, understanding, or Laws to which Sarnia is a party or by which it may be bound or affected. Except as set forth on Disclosure Schedule 7.16, Sarnia has not received a notice or communication from any Person asserting a failure to comply with any Laws, nor has Sarnia received any notice that any authority or third party intends to seek enforcement against Sarnia to compel compliance with any such Laws.

		(b) Neither Sarnia nor to the best Sarnia's
Knowledge any officer, employee or agent of Sarnia acting on its behalf, nor any other Person acting on its behalf, has directly or indirectly within the past three (3) years given or agreed to give any gift or similar benefit to any tenant, supplier, governmental employee or other Person who is or may be in a position to help or hinder Sarnia or assist Sarnia in connection with any actual or proposed transaction which might subject Sarnia to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

	7.17	Environmental Matters.
            ---------------------

		(a) Except as may be disclosed in Disclosure
Schedule 7.17(a), Sarnia has not has received any written notice from any Person of an Environmental Claim, and Sarnia does not have any Knowledge that any person has made an Environmental Claim, alleging that Sarnia or the operation or condition of any property ever owned, leased or operated by Sarnia is or was in violation of any Environmental Laws, or that Sarnia is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

		(b) Except as may be disclosed in Disclosure
Schedule 7.17(b), the conduct or operation of Sarnia or of any prior owner of the Versar Center or any condition of any property presently or previously owned, leased or operated by Sarnia does not materially violate and has not materially violated Environmental Laws; and no condition or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a material violation under Environmental Laws or obligate (or potentially obligate) Sarnia to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would cause a Sarnia Material Adverse Effect.

		(c) Sarnia possesses all material permits and other governmental authorizations required under applicable
Environmental Laws to operate the Business as currently operated, and Sarnia is and at all times has been in compliance in all material respects with the terms and conditions thereof.

		(d) Except as may be disclosed on Disclosure
Schedule 7.17(d), no Hazardous Substances have been generated or stored on, at, or adjacent to, or disposed of or released on, from or adjacent to the Versar Center or any other property owned at any time by Sarnia, except in material compliance with applicable Environmental Laws;

	7.18	No Undisclosed Liabilities or Obligations.
            -----------------------------------------

	Sarnia has no material liability or obligation, known or unknown, asserted or unasserted, absolute or contingent, accrued or uncured, liquidated or unliquidated, and due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Sarnia giving rise to any such liability), which caused or could cause a Sarnia Material Adverse Effect except:

		(a) for liabilities or obligations accrued for or reserved against on the most recent balance sheet included in the Financial Statements;

		(b) for liabilities or obligations of the same type incurred in the ordinary course of business of Sarnia or in connection with the Merger or the construction of the parking structure, since the date of the most recent balance sheet included in the Financial Statements; and

		(c) as may be disclosed in Disclosure Schedule
7.18(c).

	7.19	Brokerage.	Except as listed on Disclosure
Schedule 7.19, Sarnia has not made any agreement or taken any other action which might cause a claim for brokerage commissions, finders' fees or similar compensation in connection with the transaction contemplated by this Agreement.

	7.20	Distributions.	Except as disclosed in
Disclosure Schedule 7.20, since March 31, 2001, Sarnia has not paid or declared any dividend or made any other distributions to shareholders or taken any action which, if taken after the date of this Agreement, would require the prior written consent of Parent pursuant to this Agreement.

      7.21	Related Party Transactions.  Except as set
forth in Disclosure Schedule 7.21 hereto, there are no existing arrangements or proposed transactions between Sarnia and: (i) any substantial employee, shareholder or director of officer of Sarnia or any member of the immediate (corporate or otherwise) family of any of the foregoing persons (such shareholder, employees, officers, directors and family members being hereinafter individually referred to as a "Related Party"); (ii) any business
(corporate or otherwise) which a Related Party owns, directly or indirectly, or in which a Related Party has an ownership interest; or (iii) between any Related Party and any business with which Sarnia regularly does business.

	7.22	Receivables.  Except as set forth in Disclosure
Schedule 7.22 all Receivables set forth on the June 30, 2001, balance sheet of Sarnia included in the Financial
Statements, and are valid and enforceable claims for rents and other tenant charges.

	7.23	Statements and Disclosures True and Correct.
All copies of Disclosure Documents are true and correct copies of the originals, and to the extent that such Disclosure Documents are agreements with other parties all such agreements are valid and binding, enforceable in accordance with their terms and no default, or event which with the passage of time or notice, or both, would constitute in default, has occurred thereunder, other than any such default or event the result of which would not have a Sarnia Material Adverse Effect.


	8.	REPRESENTATIONS AND WARRANTIES OF PARENT.
            ----------------------------------------
Parent hereby represents and warrants to Sarnia as follows:

	8.01	Organization.	Parent is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect.

	8.02	Authorization; No Violation of Laws or
Agreements. Parent has full power and authority, and has taken all requisite corporate action, to enter into and perform under this Agreement and all other agreements and documents contemplated by or related to this Agreement to which Parent is a party and to execute and deliver the Notes. Nothing in the articles of incorporation or bylaws of Parent, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Parent is bound or subject would prohibit or inhibit Parent from consummating this Agreement and executing and delivering the Promissory Note on the terms and conditions herein and therein contained.
Upon execution and delivery, this Agreement, the Promissory
Note and any other agreement or document to be executed by Parent pursuant hereto shall constitute a legal, valid and binding obligation of Parent in accordance with its terms.

	8.03	Brokerage.	Parent has not made any agreement
or taken any other action which might cause a claim for brokerage commissions, finders' fees or similar compensation in connection with the transaction contemplated by this Agreement except as listed on Disclosure Schedule 8.03.

	8.04	Governmental Consents.  No consent, approval,
order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for:
(i) compliance by Parent with the HSR Act; (ii) the filing of articles of merger with the State Corporation Commission of the Commonwealth of Virginia in accordance with the Virginia Stock Corporation Act; and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Parent Material Adverse Effect or materially adversely affect the ability of Parent to consummate the transactions contemplated hereby or to conduct the Business after the Effective Time.

	8.05	Litigation; Claims.  Except as set forth on
Disclosure Schedule 8.05, to the best of the knowledge of Parent there is no Legal Proceeding pending or, to the knowledge of Parent, threatened that questions the validity of this Agreement or the related agreements or any action taken or to be taken by Parent in connection with the consummation of the transactions contemplated hereby or thereby which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

	8.06	Sufficient Funds.  Parent has and will have
available at the Effective Time sufficient funds to enable it to consummate the transactions contemplated hereby.
Additionally, the Parent's Board of Directors shall, by resolution, reserve the funds necessary to consummate the transactions contemplated by this Agreement (the "Funds") and such Funds shall be used for no purposes whatsoever until the Effective Time. Disclosure Schedule 8.06 sets forth the balance sheet, and the financial statements necessary for inclusion with the Information/Proxy
Statement.

	8.07	Non-Contravention.  The execution and delivery
of this Agreement and the Promissory Note by Parent and the consummation by Parent of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the articles of incorporation or bylaws of Parent; or (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties, other than any such violation, conflict, default, loss, termination or acceleration that would not materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

	8.08	No Knowledge.   Except with respect to tax
matters, Parent has no reason to believe that any representation and warranty given by Sarnia in this Agreement, including the Disclosure Schedules furnished by Sarnia, is untrue or incorrect.


	 9.	REPRESENTATIONS AND WARRANTIES OF ACQUISITION CO.
            -------------------------------------------------
Acquisition Co. hereby represents and warrants to Sarnia as follows:

	9.01	Organization and Qualification.  Acquisition Co.
is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Acquisition Co.
is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operating results or business of Acquisition Co.

	9.02	Capitalization.  The authorized capital stock of
Acquisition Co. consists of 1,000 shares of Common Stock,
$.01 par value.  As of the date hereof, 100 shares of Common
Stock are issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned of record and beneficially by Parent, and no shares of Common Stock are held in the treasury of Acquisition Co. Acquisition Co.
has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Acquisition Co., any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding.

	9.03	Authority Relative to Agreement.  Acquisition
Co. has all requisite corporate power and authority to enter into this Agreement, to issue the Promissory Note and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Promissory Note by Acquisition Co. and the consummation by Acquisition Co. of the transactions contemplated hereby have been duly authorized by the Board of Directors of

Acquisition Co. and by Parent as its sole shareholder, and no other corporate approvals or proceedings on the part of Acquisition Co. are necessary to authorize this Agreement, the Promissory Note or the transactions contemplated hereby. This Agreement and the Promissory Note have been duly executed and delivered by Acquisition Co. and constitutes the legal, valid and binding obligation of Acquisition Co., enforceable against Acquisition Co. in accordance with its terms.

	9.04	Non-Contravention.  The execution and delivery
of this Agreement and the Promissory Note by Acquisition Co. and the consummation by Acquisition Co. of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the articles of incorporation or bylaws of Acquisition Co.; or (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition Co. or its properties, other than any such violation, conflict, default, loss, termination or acceleration that would not materially adversely affect the ability of Acquisition Co. to consummate the transactions contemplated hereby.

	9.05	Governmental Consents.  No consent, approval,
order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Acquisition Co. in connection with the execution and delivery of this Agreement and the Promissory Note by Acquisition Co. or the consummation by Acquisition Co. of the transactions contemplated hereby, except for: (i) compliance by Acquisition Co. with the HSR Act; (ii) the filing of articles of merger with the State Corporation Commission of the Commonwealth of
Virginia in accordance with the Virginia Stock
Corporation Act; (iii) the consents described in Disclosure Schedule 6.01(a); and (iv) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Acquisition Co. to consummate the transactions contemplated hereby.

	9.06	No Knowledge.  Except with respect to tax
matters, Acquisition Co. has no reason to believe that any representation and warranty given by Sarnia in this Agreement, including the Disclosure Schedules furnished by Sarnia, is untrue or incorrect.

	9.07	Other Matters.  Acquisition Co. has been formed
for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Acquisition Co. has not conducted any business activities and does not have any material assets, liabilities or obligations.


	10.	ADDITIONAL UNDERTAKINGS SUBSEQUENT TO CLOSING.
            ---------------------------------------------

		The parties agree that subsequent to the
Closing:

	10.01	Tax Returns.  Parent shall, or shall cause the
Surviving Corporation to, prepare and file or cause to be prepared and filed all Tax returns of Sarnia with respect to all Tax periods ending on or before the Effective Time and all Tax periods beginning before and ending after the Effective Time, in each case where such returns are required to be filed on or after the Effective Time. Parent shall pay or cause to be paid to the appropriate taxing authorities all Taxes due in connection with such returns, all of which shall be included in Sarnia Liabilities on the Closing Balance Sheet.
      10.02 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

	10.03	Other Documents and Actions.	The parties shall
execute such documents and take such additional actions as may be necessary and appropriate to carry out the purpose and intent of this Agreement.

	10.04	Books and Records.  Parent will preserve and
keep all Books and Records for a period of at least seven
(7) years from the Effective Time, except such records as Parent would dispose of in the ordinary course of business, which will be returned to the Shareholder Representative rather than be destroyed if the Shareholder Representative requests such return. The Shareholder Representative shall access thereto, on reasonable prior notice to Parent, during regular business hours, to examine, inspect and copy, the Books and Records, so long as such examination and inspection takes place on the premises of Parent and does not unreasonably interfere with Parent's thereof. Parent will also provide to the Shareholder Representative, on a loan basis, original Books and Records to the extent required by Sarnia in connection with any tax investigation or audit of, or a third party claim against Sarnia.

	10.05	Director and Officer Indemnification.  Parent
and Acquisition Co. will cause the director and officer indemnity provisions of the bylaws of Parent and Surviving
Corporation to be applicable to and cover the current officers and directors of Sarnia.


	11.	INDEMNIFICATION.
            ---------------

	11.01	A. Sarnia Indemnity.  Subject to the terms and
conditions of this Article 11, Sarnia agrees to indemnify, defend and hold Parent harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses (hereinafter called "Damages"), asserted against, resulting to, imposed upon or incurred by Parent, Acquisition Co. and/or Sarnia by reason of, or resulting from, a breach of any representation, warranty, covenant or agreement of Sarnia contained in or made pursuant to this Agreement. The obligation of Sarnia to indemnify Parent shall be satisfied by the setoff of the Indemnity Amount against the Promissory Note as described in Section 3.03(c).

		B.	[RESERVED]

		C.	Satisfaction of Indemnity Claim.
In the event Parent incurs or suffers any Damages, then
Parent shall, subject to the provisions of Section 3.03(c) and (d) and this Article 11, be entitled to reduce the principal of the Promissory Note by the amount of such Damages in excess of $100,000 (the "Indemnity Amount").

	11.02	Conditions of Indemnification for Third
Party Claims. Subject to the provisions of Section 11.03, the obligations and liabilities of Sarnia to Parent under
Section 11.01 hereof with respect to Damages resulting from the assertion of liability by third parties shall be subject to the terms and conditions set forth below.

		(a) Within thirty (30) days after receipt of any written notice of the commencement of any action or the assertion of any claim by a third party, Parent shall give the Shareholder Representative written notice thereof together with a copy of such claim, process or other legal pleading, and the Shareholder Representative shall have the right to undertake the defense thereof by representatives of its own choosing who are reasonably acceptable to the party to be indemnified; provided, however, the right to undertake the defense shall not apply to any claim by the federal government, or any state government or by any authority or agency thereof.

		(b) In the event that the Shareholders
Representative, by the 30th day after receipt of notice of any such action or claim (or, if earlier, by the fifth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person bring such action or asserting such claim), does not elect to defend against such action or claim, Parent will (upon further notice to the Shareholder
Representative) have the right to undertake the defense, compromise or settlement of such action or claim on behalf of and for the account and risk of the Shareholder
Representative, subject to the right of the Shareholder
Representative to assume the defense of such action or claim at any time prior to settlement, compromise or final determination thereof.

		(c) Anything in this Section 11.02 to the contrary notwithstanding if there is a reasonable probability that an action or claim may materially and adversely affect the Parent other than as a result of money damages or other money payments, the Parent shall have the right to compromise or settle such action or claim.

            (d) In connection with any such indemnification, Parent will cooperate with all reasonable requests of the Shareholder Representative. Any notices required to be given to or by, and all other actions or decisions required to be taken or made by, Sarnia as the "indemnifying party" as provided in this Section 11.02, shall be given to or by, or shall be taken or made by, the individual appointed in writing as the Shareholder Representative.

	11.03	Limitations on Indemnity.   Notwithstanding
anything to the contrary herein: (i) Sarnia shall not be obligated to indemnify, defend and hold harmless Parent pursuant to this Article
11 for Damages until the aggregate amount of all such Damages exceeds $100,000 and only to the extent of such excess; (ii) the total aggregate liability for indemnity payments by Sarnia pursuant to this Agreement shall not exceed, in the aggregate, the principal amount of the Promissory Note and interest accrued thereon; and
(iii) no claim for indemnification by either party under this Article 11 shall be timely, if not made within one (1) year after the Effective Time.

	11.04	Payment of Indemnification Claims.
            ----------------------------------

		(a) The indemnification obligations of Sarnia under this Agreement shall first be satisfied from the proceeds of any applicable insurance policies, and if the proceeds from such policies are insufficient to cover the full amount of the Damages, or there is no applicable insurance policy, then, subject to the limitations set forth in Section 11.03, the indemnification obligation of Sarnia shall be satisfied solely by setoff against payments of principal and interest due under the Promissory Note as set forth in Section 11.01; provided to the extent the Shareholder Representative requires funds to pay the costs and expenses described in paragraph 3.03(e), the interest and forty thousand dollars ($40,000) of principal payable under the Promissory Note shall not be subject to set-off. In order to receive any Indemnity Amount, Parent shall provide within one (1) year from the Effective Time a certificate (an "Indemnity Certificate") to the Shareholder Representative in accordance with Section
11.03 hereof: (i) certifying that Parent, as the party to be identified or reimbursed, is entitled to receive a specified amount as Damages; (ii) identifying the Damages in reasonable detail; (iii) certifying Parent's compliance with this Article 11; and (iv) signed by a duly authorized officer of Parent.

		(b) If the Shareholder Representative believes in good faith that: (i) Parent has not incurred or suffered Damages in the amount of the Indemnity Amount set forth in any Indemnity Certificate; (ii) the amount of any proposed Indemnity Amount is incorrect; or (iii) Parent's claim is not in accordance with the provisions of this Article 11, the Shareholder Representative shall give written notice
(a "Shareholder's Notice") to Parent within twenty (20) business days' submission of such Indemnity Certificate
(the "Shareholders' Notice Period"), which notice shall set forth the reasons for such objection and a statement of the extent (if at all) to which the proposed Indemnity Amount is undisputed (such specified undisputed amount being hereinafter referred to as the "Undisputed Payment").

		(c) If Parent does not receive a Shareholder's Notice relating to a proposed Indemnity Amount within the Shareholders' Notice Period, then Parent shall be entitled to set off the Indemnity Amount against the Promissory Note. To effect the setoff, the Shareholder Representative and a duly authorized representative of the Parent shall execute, in writing, a joint directive authorizing the Escrow Agent to make such setoff.

		(d) If Parent receives a Shareholders' Notice relating to a proposed Indemnity Amount within the Shareholders' Notice Period, then upon the expiration of the Shareholders' Notice Period, the Escrow Agent shall set off against the Promissory Note the Undisputed Amount, if any. The amount (the "Disputed Amount") equal to the Indemnity Amount less the Undisputed Amount required to be paid hereby, shall not be released to the Shareholders as a payment of the principal amount of the Promissory Note or offset against the principal amount of the Promissory Note except upon receipt by the Escrow Agent of a joint written directive signed by Parent and the Shareholder
Representative or in accordance with a final and non-ppealable decision of a court of competent jurisdiction or final award of an Arbitrator.

	11.05	Arbitration.  In the event Parent and the
Shareholder Representative are unable to resolve the Disputed Amount within forty-five (45) days after the giving of a Shareholder Notice, the dispute shall be submitted first, to mediation with a mediator mutually agreed to by the Parent and the Shareholder Representative; and, if no resolution is reached, then second, to binding arbitration in Washington, D.C. in accordance with the rules for commercial arbitration of the American Arbitration Association and the decision of the Arbitrator(s) shall be final and binding and judgment may be entered thereon in any court of competent jurisdiction.

	12.	MISCELLANEOUS.
            -------------

	12.01	Publicity.	The Parties shall cooperate with
each other in the development and distribution of all news releases and other public disclosures concerning this Agreement. Sarnia shall not issue any news releases or make any other public disclosure without the prior consent of Parent, and Parent shall not issue any news releases or other public disclosure without the prior consent of Sarnia unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall consult with each other regarding such responsive public disclosure.

	12.02	Return of Documents.  Upon termination of this
Agreement without the Merger being consummated, each party shall deliver to the other originals and all copies of all information made available to such party and will not retain any copies, extracts or other reproductions in whole or in party of such information.

	12.03 Waiver of Jury Trial.	Each party to this
Agreement agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this Agreement shall be tried only by a judge and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. SARNIA ACKNOWLEDGES AND AGREES THAT THIS SECTION 12.03 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT BETWEEN THE PARTIES AND THAT PARENT WOULD NOT HAVE EXECUTED THIS AGREEMENT IF THIS WAIVER OF JURY TRIAL SECTION WERE NOT A PART OF THIS AGREEMENT.

	12.04	No Third Party Beneficiaries.	Except as
expressly provided herein with respect to the rights of Sarnia's Shareholders and Sarnia's Shareholder Representative, nothing in this Agreement is intended, nor shall it be deemed, to confer upon any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

	12.05	Binding Effect; Successors and Assigns.	This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any representative appointed to administer or liquidate their respective estates in any way whatsoever.

	12.06	Assignment.	None of the parties hereto may assign
any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Parent may: (a) prior to or at the Effective
Time, assign any or all of its rights or obligations hereunder to any wholly-owned subsidiary of Parent; and
(b) after the Effective Time, assign any or all of its rights hereunder without any consent or approval of Sarnia provided further that no such assignment shall relieve Parent of liability to Sarnia hereunder.

	12.07	Entire Agreement; Modification.  This Agreement,
together with the exhibits and schedules hereto is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous communications, agreements and understandings with respect to the subject matter hereof, express or implied, oral or written, all of which are merged herein.
No employee, agent or other representative of a party hereto shall have any authority to bind such party with respect to any statement, representation, warranty or other expression unless the same is specifically set forth herein. No usage of trade, course of dealing or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the terms of this Agreement. This Agreement may not be modified other than by an agreement in writing signed by all parties hereto.

	12.08	Costs.  Except as expressly provided herein,
each party hereto shall bear its own costs, including counsel, brokerage and accounting fees, incurred in connection with the negotiation, preparation and execution of this Agreement, the preparation of the Information/Proxy Statement, the consummation of the Merger and other transactions described herein and all matters incident thereto. If the Merger is consummated, all such costs incurred by Sarnia which are a not paid prior to the Effective Time shall be includable in Sarnia Liabilities on the Closing Balance Sheet.

	12.09	Interpretation.

		(a) The parties hereto acknowledge and agree that this Agreement has been negotiated at arm's length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement, and that each party has been advised by counsel of its choosing with respect hereto. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived. The terms of this Agreement shall be interpreted in a reasonable manner in order to effect the intent of the parties as set forth herein.

		(b) All references to days in this Agreement mean calendar days unless otherwise provided. Any day or deadline or time period hereunder which falls on a non-Business Day shall be deemed to refer to the first Business Day following.

		(c) Whenever required by the context, as used in this Agreement, the singular number shall include the plural and vice versa, the neuter shall include the masculine or the feminine gender, and the masculine gender shall include the neuter or the feminine gender.

		(d) The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

	12.10	Severability.  Except as expressly provided to
the contrary herein, each Article, Section, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and binding upon the parties hereto, although any portion held to be invalid shall be deemed not to be part of this Agreement from the date the time for appeal expires.

	12.11	Waiver of Obligations.	Neither party shall be
deemed to have waived or impaired any right, power, or option reserved by this Agreement (including, without limitation, its right to demand exact compliance with every term, condition and covenant herein) by virtue of: (a) any custom or practice of the parties at variance with the terms hereof; (b) any failure by such party demand strict compliance with this Agreement; or (c) any waiver, forbearance, delay, failure or omission to exercise any right, power or option. No failure, refusal or neglect exercise any right under this Agreement or to insist upon full compliance by the other parties hereto with their obligations, hereunder shall constitute a waiver of any provision of this Agreement.

	12.12	Counterparts and Execution. This Agreement
may be executed in multiple counterparts, each of which shall be deemed an original Agreement for all purposes, and all of which when taken together shall constitute one
Agreement among each of the parties hereto on the dates respectively indicated in the signatures of the parties, notwithstanding that all of the parties are not signatories to the original or the same counterpart.
Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, with such single counterpart with multiple executed signature pages affixed thereto constituting the original counterpart instrument. All of those counterpart pages shall be read as though one, and they shall have the same force and effect as if all the signers had executed a single signature page.

	12.13	Notices.  Any notice called for hereunder
shall be deemed properly given if: (a) sent by certified mail, return receipt requested; (b) personally delivered;
(c) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery; or (d) sent by telefacsimile with a copy sent by one of the foregoing methods to the following addresses or to such other address as either party may designate by notice in accordance with this Section:


If to Sarnia:
------------

		Sarnia Corporation
		6850 Versar Center
		Springfield, VA  22151

with a copy to:
--------------

		James C. Dobbs, Esquire
		General Counsel
		Versar, Inc.
		6850 Versar Center
		Springfield, VA  22151


		and


		Wayne Shortridge, Esquire
		Paul, Hastings, Janofsky and Walker, LLP
		Suite 2400
		600 Peachtree Street, N.E.
		Atlanta, GA  30308


		and



with a copy to:
--------------

		Authorized Shareholder Representative

If to Parent:
------------

		Bresler & Reiner, Inc.
		Waterside Mall
		401 M Street, S.W.
		Washington, D.C.  20024
		Attn:  Sidney M. Bresler, COO


with a copy to:
--------------

		S. Laurence Shaiman, Esquire
		Shaiman, Drucker, Beckman & Sobel, LLP
		1845 Walnut Street
		14th Floor
		Philadelphia, PA  19103



If to Acquisiton Co.:
--------------------

		C/o Bresler & Reiner, Inc.
		Waterside Mall
		401 M Street, S.W.
		Washington, D.C.  20024
		Attn:  Sidney M. Bresler, COO
with a copy to:
--------------

		S. Laurence Shaiman, Esquire
		Shaiman, Drucker, Beckman & Sobel, LLP
		1845 Walnut Street
		14th Floor
		Philadelphia, PA  19103

Notice shall be deemed given on the earlier of: (a) actual receipt by the receiving party; (b) the date shown on a telefacsimile transmission confirmation (provided that such notice is also sent by one of the methods provided in clause (a), (c) or (d)); (c) the date reflected on a signed delivery receipt; or (d) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

	12.14	Survival.  All representations, warranties,
indemnifications, covenants and undertakings set forth herein shall survive for a period of one (1) year after the Effective Time at which time they shall terminate

	12.15	Risk Of Loss.  The parties hereto agree and
acknowledge that the risk of loss with respect to the assets of Sarnia and the Business remains with Sarnia prior to consummation of the Merger.

	12.16	Governing Law.  All issues relating to this
Agreement and its formation, performance and enforcement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia in the United States of America without reference to the rules governing conflict of laws without regard to conflict of laws principles.

	IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

				Bresler & Reiner, Inc.

				By:  /S/ Charles S. Bresler
                           -----------------------------
				     Charles S. Bresler, CEO


				B & R Acquisition, Inc.

				By:  /S/ Charles S. Bresler
                           -----------------------------
				     Charles S. Bresler, CEO

				Sarnia Corporation

				By:  /S/ Charles I. Judkins, Jr.
                           -----------------------------
    			           Charles I. Judkins, Jr., President